LOAN AGREEMENT
Dated as of January 9, 2017
Between
ESI LEASING, LLC,
as Borrower
and
FIRST TECHNOLOGY FEDERAL CREDIT UNION,
as Lender

Page

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION 1

1.1	Definitions 1

1.2	Principles of Construction 14

II.	THE LOAN 14

2.1	The Loan 14

2.2	Interest Rate 15

2.3	Loan Payments 15

2.4	Prepayments 16

2.5	Security for Loan 17

2.6	Release of Property 17

2.7	Accounts 17

2.8	Conditions to Closing 17

III.	REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS 20

3.1	Borrower Representations 20

3.2	Survival of Representations 34

IV.	BORROWER COVENANTS 35

4.1	Borrower Affirmative Covenants 35

4.2	Borrower Negative Covenants 44

V.	INSURANCE, CASUALTY, AND CONDEMNATION 47

5.1	Insurance 47

5.2	Casualty and Condemnation 50

5.3	Delivery of Net Proceeds 52

VI.	RESERVE FUNDS 55

6.1	Debt Service Reserve Funds 55

6.2	Tax Funds 56

6.3	Insurance Funds 57

6.4	Reserve Funds 58

VII.	TRANSFERS 59

7.1	Transferring, Conveying, or Encumbering the Land, Equipment, Improvements or Interests in Borrower; Change of Control 59

(continued)
Page

VIII.	SALE OF LOAN AND PARTICIPATIONS 59

8.1	Sale of Loan and Participations 59

8.2	Component Notes 60

IX.	DEFAULTS 61

9.1	Event of Default 61

9.2	Remedies 63

9.3	Right to Cure Defaults 64

9.4	Remedies Cumulative 65

X.	MISCELLANEOUS 65

10.1	Successors and Assigns 65

10.2	Lender's Discretion 65

10.3	Governing Law; Waiver of Jury Trial; Jurisdiction 65

10.4	Modification, Waiver in Writing 66

10.5	Delay Not a Waiver 66

10.6	Notices 67

10.7	Headings 67

10.8	Severability 67

10.9	Preferences 67

10.10	Waiver of Notice 68

10.11	Remedies of Borrower 68

10.12	Expenses; Indemnity 68

10.13	Offsets, Counterclaims and Defenses 69

10.14	No Joint Venture or Partnership 69

10.15	Publicity 69

10.16	Waiver of Marshalling of Assets 70

10.17	Waiver of Offsets/Defenses/Counterclaims 70

10.18	Conflict; Construction of Documents; Reliance 70

10.19	Brokers and Financial Advisors 70

10.20	Prior Agreements 71

10.21	Creation of Security Interest 71

(continued)
Page

10.22	Set-Off 71

10.23	Approvals; Third Parties; Conditions 71

10.24	Limitation on Liability of Lender's Officers, Employees, Etc 72

10.25	Oregon Statutory Warning 72

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of January ___, 2017 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this "Agreement"), between FIRST TECHNOLOGY FEDERAL CREDIT UNION, a federally chartered credit union having an office at 3555 SW 153rd Avenue, Beaverton, Oregon 97003 (together with its successors and assigns, "Lender"), and ESI LEASING, LLC, an Oregon limited liability company having an address at 13900 NW Science Park Drive, Portland, Oregon 97229 (together with its respective permitted successors and assigns, "Borrower").
All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.
W I T N E S S E T H :
WHEREAS, Borrower desires to obtain the Loan from Lender; and
WHEREAS, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents and based upon the representations, warranties, covenants and undertakings of Borrower herein and therein contained, Lender is willing to make the Loan to Borrower.
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

1.1Definitions.
For all purposes of this Agreement, except as otherwise expressly provided:
"Act" shall have the meaning set forth in Section 3.1.25(s) hereof.
"Access Laws" shall have the meaning set forth in Section 4.1.16(a) hereof.
"Accounts" shall mean the Operating Account, the Debt Service Reserve Account, the Tax Account, the Insurance Account, and all of Borrower's other accounts maintained at Lender.
"Affiliate" shall mean, as to any Person, any other Person that (i) directly or indirectly, owns ten percent (10%) or more of legal, beneficial or economic interests in such Person, (ii) is in control of, is controlled by or is under common ownership or control with such Person, (iii) is a director or officer of such Person or of an Affiliate of such Person and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise and the terms "controlled" and "controlling" shall have correlative meanings.
"Agreement" shall have the meaning set forth in the introductory paragraph hereto.
"ALTA" shall mean American Land Title Association or any successor thereto.

"Alteration Threshold" shall mean $1,400,000.
"Appraisal" shall mean, as of any date, the then most current appraisal of the Property in its then "as is" condition, in form and substance satisfactory to Lender in its sole and absolute discretion.
"Approved CPA" shall have the meaning set forth in Section 4.1.6(b) hereof.
"Award" shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.
"Bankruptcy Action" shall mean, with respect to any Person, (i) such Person filing a voluntary petition under the Bankruptcy Law; (ii) the filing of an involuntary petition against such Person under the Bankruptcy Law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (iii) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Law; (iv) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (v) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
"Bankruptcy Law" shall mean the U.S. Bankruptcy Code, any other federal, state or foreign bankruptcy or insolvency law and any comparable foreign laws relating to bankruptcy, insolvency or creditors' rights.
"Basic Carrying Costs" shall mean the sum of the following costs associated with the Property for the applicable period or Fiscal Year: (i) Taxes, (ii) Other Charges and (iii) Insurance Premiums.
"Borrower" shall have the meaning set forth in the introductory paragraph hereto.
"Business Day" shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in the State of Oregon.
"Cash Equivalents" shall mean, on any day: (a) any evidence of debt issued by the United States government, or guaranteed as to the timely payment of principal and interest by the United States government, and maturing 12 months or less after that day; (b) commercial paper issued by a corporation (other than Guarantor or any subsidiary of Guarantor) organized under the laws of any state of the United States of America or of the District of Columbia, rated A-2 by Standard and Poor's Ratings Service or the equivalent rating by another nationally-recognized ratings service acceptable to Bank and having a stated maturity date nine months or less after its issue date; (c) any certificate of deposit or banker's acceptance issued by a commercial bank that is a member of the Federal Reserve System and has a combined unimpaired capital and surplus and unimpaired undivided profits of not less than $500,000,000, and maturing not more than 12 months after that day; and (d) any repurchase agreement (i) entered into with any Federal Reserve System member commercial bank of the size referred to in clause (c) above, (ii) secured by any obligation of the type described in any of clauses (a)-(c) above and (iii) having a market value on its date of at least 100% of the repurchase obligation of that commercial bank.
"Cash Expenses" shall mean, all actual cash operating expenses that Borrower incurred during the 12‑month period ending on the last day of the month prior to the date of calculation as a result of, or in connection with, the operation of the Property, including, without limitation, net deposits to the reserves for replacements in the assumed amount of $39,750; provided, however, that Operating Expenses shall not include non-cash charges (e.g., depreciation, amortization).

"Casualty" shall mean any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.
"Casualty Consultant" shall have the meaning set forth in Section 5.3.2(c) hereof.
"Casualty Retainage" shall have the meaning set forth in Section 5.3.2(c) hereof.
"Closing Date" shall mean the date hereof.
"Code" shall mean the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
"Columbia First Right" shall mean the first right to purchase granted to Columbia Sportswear Company with respect to the Property as set forth in that certain First Right to Purchase Agreement between Guarantor, as Borrower's predecessor-in-interest, and Columbia Sportswear Company dated as of December 26, 2013, and recorded in the real property records of Washington County as Document No. 2013-107235.
"Columbia Subordination Agreement" means that certain Subordination Agreement among Lender, Borrower and Columbia Sportswear Company dated on or about the date hereof.
"Condemnation" shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
"Debt" shall mean the Outstanding Principal Balance, together with all interest accrued and unpaid thereon, and all other sums due to Lender in respect of the Loan under the Note, this Agreement or any other Loan Document.
"Debt Service" shall mean, with respect to any particular period of time, the aggregate amount of scheduled principal and interest payments due and payable under the Note and this Agreement.
"Debt Service Reserve Account" shall have the meaning set forth in Section 6.1.1 hereof.
"Debt Service Coverage Ratio" shall mean a ratio, as determined by Lender from tax returns or financial statements reasonably acceptable to Lender for the applicable period, in which:
(i)the numerator is the Net Cash Income; and
(ii)the denominator is the aggregate Debt Service due and payable during such period.
"Debt Service Reserve Funds" shall have the meaning set forth in Section 6.1.1 hereof.
"Default" shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
"Default Rate" shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) five percent (5%) above the Interest Rate.
"EBITDA" means, with respect to any fiscal period, for the Guarantor and its subsidiaries calculated on a consolidated basis and as determined in accordance with GAAP consistently applied, the sum of (a) net income, plus (b) in each case to the extent deducted in calculating net income for such period, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, and (v) extraordinary losses or expenses incurred other than in the ordinary course of business.
"Effective Gross Income" shall mean Gross Income less an assumed vacancy and credit loss equal to five percent (5%) of Gross Income.
"Environmental Indemnity" shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
"Environmental Law" shall have the meaning set forth in the Environmental Indemnity.
"Equipment" shall have the meaning set forth in the granting clause of the Security Instrument.
"ERISA" shall have the meaning set forth in Section 4.2.10 hereof.
"ESA" means that certain Phase I environmental site assessment prepared by AEI Consultants Environmental & Engineering Services and dated October 31, 2016.
"Event of Default" shall have the meaning set forth in Section 9.1 hereof.
"Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.
"Executive Order" shall mean an Executive Order of the President of the United States of America.
"Existing Leases" means (i) the Major Lease; (ii) the Option and Lease Agreement dated April 19, 1996, by and between Guarantor and U S West NewVector Group, Inc.; and (iii) Lease Agreement effective November 12, 2016, between Columbia Brand USA, LLC, and Guarantor.
"Fiscal Year" shall mean each 52- or 53-week period with the end date being the Saturday closest to the March 31st and the beginning date being the Sunday following the prior Fiscal Year end.
"GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
"Government Lists" shall mean, collectively, (i) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, and (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order.
"Governmental Authority" shall mean any court, agency, board, bureau, commission, department, office or other authority of any nature whatsoever of any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

"Gross Income" shall mean, for any applicable period, rental income, tenant recoveries, and other miscellaneous income, from tenants at the Property that are not in bankruptcy, are in occupancy, are paying full rent, and are not in default under their Lease, including base rents, tenant reimbursements, and other miscellaneous income, but excluding deposits, capital gains, and other charges reasonably deemed by Lender to be of a nonrecurring nature.
"Guarantor" shall mean Electro Scientific Industries, Inc., an Oregon corporation.
"Guaranty" shall mean that certain Unconditional Guaranty of Payment, dated as of the date hereof, executed by Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
"Hazardous Substances" shall have the meaning set forth in the Environmental Indemnity.
"Improvements" shall have the meaning set forth in the granting clause of the Security Instrument.
"Indebtedness" shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for deferred purchase price of property or services (including trade obligations) for which such Person is liable or secured by a Lien on such Person's property (provided that if such Person has not assumed or become liable for the payment of such obligation, the amount of such Indebtedness shall be limited to the lesser of (a) the principal amount of the obligations so secured and (b) the fair market value of the encumbered property)), (ii) all amounts due and owing under any agreement to purchase, to provide funds for payment, to supply funds, or to invest in any Person, (iii) all indebtedness guaranteed by such Person, (iv) all obligations under leases that constitute capital leases for which such Person is liable, and (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures any other Person against loss.
"Indemnified Liabilities" shall have the meaning set forth in Section 10.12(b) hereof.
"Insurance Account" shall have the meaning set forth in Section 6.3.1 hereof.
"Insurance Funds" shall have the meaning set forth in Section 6.3.1 hereof.
"Insurance Premiums" shall have the meaning set forth in Section 5.1.1(b) hereof.
"Insurance Proceeds" shall mean the amount of all insurance proceeds paid under the Policies.
"Interest Period" shall mean, with respect to any Monthly Payment Date, the period commencing on the fifteenth (15th) day of the preceding calendar month and terminating on the fourteenth (14th) day of the calendar month in which such Monthly Payment Date occurs; provided, however, that the initial Interest Period shall begin on the Closing Date and shall end on the immediately following fourteenth (14th) day of a calendar month.
"Interest Rate" shall mean a fixed rate per annum equal to four and 75/100ths percent (4.75%), as may be adjusted pursuant to Sections 2.3.4(d) and 4.1.6(h) hereof.
"knowledge" shall mean the actual knowledge of the chief executive officer, president, chief financial officer, the principal officer having authority with respect to the management of the Property, in each case, of Borrower or Guarantor, or both, including persons with similar authority to those named regardless of title.
"Land" shall have the meaning set forth in the granting clause of the Security Instrument.
"Lease" shall mean any lease, sublease, subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) to which Borrower or any of its Affiliates is party pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, letting, license, concession or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto; such term shall include, but not be limited to the Major Lease.
"Legal Requirements" shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees, demands and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transactions with respect to the Loan, Borrower, Guarantor or the Property or any part thereof or the ownership, construction, alteration, use, management or operation of the Property or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws and the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, Guarantor or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof or (ii) in any way limit the use and enjoyment thereof.
"Lender" shall have the meaning set forth in the introductory paragraph hereto.
"Lender Indemnitees" shall mean (i) Lender, (ii) any Person who is or will have been involved in the origination of the Loan, (iii) any Person who is or will have been involved in the servicing of the Loan, (iv) any Person in whose name the Lien created by the Security Instrument and the other Loan Documents are or will be recorded or filed, (v) any Person who will hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan evidenced for the benefit of third parties), (vi) any Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan, (vii) any successors by merger, consolidation or acquisition of all or a substantial portion of Lender's assets and business and (viii) the respective officers, directors, shareholders, partners, members, employees, agents, representatives, contractors, subcontractors, Affiliates, participants, successors and assigns of any Person described in any of the foregoing clauses.
"Lien" shall mean any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien (statutory or otherwise), pledge, hypothecation, assignment, security interest, easement, restrictive covenant, preference, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing affecting (i) all or any portion of the Property or any interest therein or (ii) any direct or indirect interest in Borrower or Guarantor, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic's, materialman's and other similar liens and encumbrances.
"Liquid Assets" shall mean, on any day, the aggregate value in U.S. Dollars of unrestricted cash, Cash Equivalents, Reserve Funds, and 80% of the market value of securities that are acceptable to Lender and readily marketable on a United States public securities exchange or other international public securities exchange acceptable to Lender, other than the stock of Guarantor or any subsidiary of Guarantor. Liquidity may not include any cash or Cash Equivalents that are (a) held as restricted cash or specially designated accounts relating to cash reserve requirements of other lenders or regulatory or governmental agencies, (b) pledged, encumbered or otherwise restricted other than pursuant to the Loan Documents, or (c) held in any IRA, 401(k) or other retirement plan or account.
"Loan" shall mean the loan in the original principal amount of Fourteen Million and No/100 ($14,000,000.00) made by Lender to Borrower pursuant to this Agreement.
"Loan Documents" shall mean, collectively, this Agreement, the Note, the Security Instrument, the Security Agreement, the Guaranty, the Environmental Indemnity, the Columbia Subordination Agreement, and all other documents, agreements, certificates and instruments now or hereafter executed and/or delivered in connection with the Loan.
"Loan Fee" shall mean an underwriting fee due to Lender in the amount of Seventy Thousand and No/100 Dollars ($70,000.00).
"Loan-to-Value Ratio" shall mean the ratio, as of a particular date, in which: (i) the numerator is equal to the Outstanding Principal Balance and (ii) the denominator is equal to the appraised value of the Property based on an Appraisal.
"Major Lease" shall mean that certain Lease dated on or about the date hereof, between Borrower, as landlord, and Guarantor, as tenant.
"Material Adverse Effect" shall mean any material adverse effect upon (i) the business operations, economic performance, assets, condition (financial or otherwise), equity, contingent liabilities, material agreements or results of operations of Borrower, Guarantor or the Property, (ii) the ability of Borrower or Guarantor to perform its obligations under any Loan Document to which it is a party, (iii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document or (iv) the value, use or operation of the Property or the cash flows from the Property.
"Material Agreements" shall mean any management, brokerage, or leasing agreement, and (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than the Leases) of a material nature (materiality for purposes of this definition shall include, without limitation, any contract with a term longer than one year or any contract that is not cancelable on thirty (30) days' or less notice without the payment of any termination fee or payments of any kind), in either case relating to the ownership, development, leasing, management, use, operation, maintenance, repair, improvement or restoration of the Property, whether written or oral.
"Maturity Date" shall mean January 1, 2027.
"Maximum Legal Rate" shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Debt under the laws of such Governmental Authorities whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Debt.
"Monthly Debt Service Payment Amount" shall mean a constant monthly payment amount of $90,483.51.
"Monthly Payment Date" shall mean the fifteenth (15th) day of every calendar month occurring during the Term commencing with February 15, 2017; provided, however, that Lender shall have the right to change the Monthly Payment Date to any other day of a calendar month selected by Lender, in its sole and absolute discretion (including in connection with a Participation) upon notice to Borrower (in which event such change shall then be deemed effective) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period accordingly.
"Monthly Insurance Deposit" shall have the meaning set forth in Section 6.3.1 hereof.
"Monthly Tax Deposit" shall have the meaning set forth in Section 6.2.1 hereof.
"Net Cash Income" shall mean, for any period, Effective Gross Income less Cash Expenses.
"Net Proceeds" shall mean: (i) the net amount of all Insurance Proceeds, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys' fees), if any, in collecting such Insurance Proceeds; provided that, for purposes of Section 5.3 hereof, "Net Proceeds" shall mean such net amount of Insurance Proceeds to the extent received by Lender pursuant to the Policies required under Sections 5.1.1(a)(i), (iv), (vi), (xi) and (xii) as a result of the applicable Casualty, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys' fees), if any, in collecting such Award.
"Net Proceeds Deficiency" shall have the meaning set forth in Section 5.3.2(f) hereof.
"Note" shall mean that certain Promissory Note, dated the date hereof, in the stated principal amount of Fourteen Million and 00/100 Dollars ($14,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
"Notice" shall have the meaning set forth in Section 10.6 hereof.
"Obligations" shall mean, collectively, Borrower's obligations for the payment of the Debt and the performance of the Other Obligations.
"OFAC" shall mean the Office of Foreign Assets Control or, if the context requires, any successor Governmental Authority.
"Officer's Certificate" shall mean a certificate delivered to Lender by Borrower that is signed by an authorized senior officer of Guarantor.
"Operating Account" shall mean the account maintained by Borrower with Lender into which the Rents and all other gross revenues from the Property shall be deposited.
"Organizational Documents" shall mean, as to any Person, the organizational or governing documents of such Person, including the certificate of incorporation and by-laws with respect to a corporation and the certificate of formation or organization and operating agreement with respect to a limited liability company.
"Other Charges" shall mean all ground rents, maintenance charges, impositions (other than Taxes), and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
"Other Obligations" shall mean: (i) all obligations of Borrower contained in this Agreement, the Note or any other Loan Document, and (ii) all obligations of Borrower contained in any renewal, extension, amendment, restatement, modification, consolidation, change of, or substitution or replacement for all or any part of this Agreement, the Note or any other Loan Document, excluding, in each case, Borrower's obligation for the payment of the Debt.
"Outstanding Principal Balance" shall mean, as of any date, the outstanding principal balance of the Loan.
"Patriot Act" shall mean, collectively, all laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107‑56), as the same may be amended, replaced, supplemented or otherwise modified from time to time.
"Patriot Act Offense" shall mean (i) any violation of the laws of the United States of America or of any of the several states, or any act or omission that would constitute a violation of such laws if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or money laundering, including any offense under (a) the laws against terrorism; (b) the laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or (e) the Patriot Act, or (ii) the conspiracy to commit, or aiding and abetting another to commit, any violation of any such laws.
"Permitted Encumbrances" shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters expressly set forth on Schedule A or Schedule B of the Title Insurance Policy and otherwise acceptable to Lender in its sole discretion, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) Leases permitted under this Agreement, including the Existing Leases, and (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender's sole discretion.
"Permitted Transfer" shall mean any of the following: (i) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (ii) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, and (iii) any Lease of space in the Improvements to Tenants in accordance with the terms and provisions of Section 4.1.10 hereof.
"Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

"Policies" or "Policy" shall have the meaning set forth in Section 5.1.1(b) hereof.
"Prohibited Person" shall mean any Person:
(a)listed in the Annex to, or is otherwise subject to the prohibitions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Executive Orders;
(b)that, to the Borrower's knowledge, is owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the prohibitions of, Executive Order No. 13224;
(c)with whom, to the Borrower's knowledge, Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including Executive Order No. 13224;
(d)who, to the Borrower's knowledge, commits, threatens, conspires to commit or supports "terrorism" as defined in Executive Order No. 13224;
(e)that is named as a "specially designated national and blocked person" on the most current list published by OFAC at its official website or at any replacement website or other replacement official publication of such list;
(f)that is subject to trade restrictions under United States law, including, without limitation, the Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder;
(g)that is listed on any Government List;
(h)that, to the Borrower's knowledge, has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense;
(i)that is currently, to the Borrower's knowledge, under investigation by any Governmental Authority for alleged criminal activity; or
(j)who, to the Borrower's knowledge, is an Affiliate of any Person that is described by or that satisfies any of clauses (i) through (ix) above.

"Property" shall mean the parcel of real property, the Improvements now or hereafter erected, situated or installed thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property (real and personal) and the Improvements, which property is located at 13900 and 14000 NW Science Park Drive, Portland, Oregon 97229 and is more particularly described in the granting clauses of the Security Instrument.
"Regulation AB" shall mean Regulation AB under the Securities Act and the Exchange Act, as such regulation may be amended from time to time.
"Regulation S-K" means Regulation S-K of the Securities Act, as such regulation may be amended from time to time.
"Regulation S-X" means Regulation S-X of the Securities Act, as such regulation may be amended from time to time.
"Rents" shall mean all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, or any of its agents or employees, from any and all sources arising from or attributable to the Property, including, without limitation, all rents from the lease or sublease of all or a portion of the Property and the Insurance Proceeds, if any, from business or rental interruption or other loss of income insurance.
"Required Minimum EBITDA" shall mean $2,500,000, determined on an annual basis for the immediately preceding Fiscal Year.
"Required Minimum Liquidity" shall mean an amount equal to Fifteen Million and No/100 Dollars ($15,000,000.00).
"Reserve Funds" shall mean, collectively, the Debt Service Reserve Funds, the Tax Reserve Funds, the Insurance Funds, and any other escrow or reserve fund established by the Loan Documents.
"Restoration" shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
"Restoration Threshold" shall mean $1,400,000.
"Restricted Party" shall mean, collectively, (i) Borrower and Guarantor and (ii) any shareholder, partner, member, non-member manager or any other direct or indirect legal or beneficial owner of Borrower or Guarantor.
"Secondary Market Transaction" shall have the meaning set forth in Section 8.1 hereof.
"Securities Act" shall mean the Securities Act of 1933, as amended.
"Security Agreement" shall mean that certain second priority Subordinated Security Agreement dated as of the date hereof, executed and delivered by Guarantor as security for the Loan and encumbering the collateral described therein, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
"Security Instrument" shall mean that certain first priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
"Severed Loan Documents" shall have the meaning set forth in Section 9.2(c) hereof.
"Significant Obligor" shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
"State" shall mean the State of Oregon.
"Survey" shall mean a current land survey for the Property, certified to the title insurance company and Lender and its successors and assigns, in form and substance satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the most current Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys together with the surveyor's seal affixed to the Survey and a certification from the surveyor in form and substance acceptable to Lender.
"Tax Account" shall have the meaning set forth in Section 6.2.1 hereof.
"Tax Funds" shall have the meaning set forth in Section 6.2.1 hereof.
"Taxes" shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or any part thereof, together with all interest and penalties thereon.
"Tenant" shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.
"Term" shall mean the term from the Closing Date through (and including) the Maturity Date.
"Title Insurance Policy" shall mean a 2006 ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Security Instrument, together with such endorsements and affirmative coverages as Lender may require.
"Transfer" shall have the meaning set forth in Section 7.1(a) hereof.
"UCC" or "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in the State or, if the context requires, in the State of Oregon.
"U.S. Bankruptcy Code" shall mean Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder.
1.2Principles of Construction.
All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word "including" shall mean "including, without limitation," unless the context shall indicate otherwise. Unless otherwise specified, the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
(a)The term "Borrower", as used herein, shall individually and collectively, as the context may require, mean "Borrower" in its capacity as the owner of the Property.

II.THE LOAN.

2.1The Loan.

2.1.1Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2Single Disbursement to Borrower. Borrower shall receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3The Note. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4Use of Proceeds. Borrower shall use the proceeds of the Loan (a) to acquire the Property and/or repay and discharge any existing loans relating to the Property, (b) to pay all past-due Basic Carrying Costs, if any, in respect of the Property, (c) to deposit the Reserve Funds, (d) to pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) for working capital and other general business purposes and (f) to make distributions to Guarantor to be used by Guarantor for working capital and other general business purposes.

2.2Interest Rate.

2.2.1Interest Rate. Interest on the Outstanding Principal Balance shall accrue and be payable from the Closing Date up to and including the end of the last Interest Period in which the Maturity Date occurs at the Interest Rate.

2.2.2Default Rate. In the event that, and for so long as, any Event of Default has occurred and remains outstanding, the Outstanding Principal Balance and, to the extent permitted by law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate.

2.2.3Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated on a 365/365 simple interest basis; that is, by applying the ratio of the interest rate over the number of days in a year (365 for all years, including leap years), multiplied by the Outstanding Principal Balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under the Note and the other Loan Documents is computed using this method.

2.2.4Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required or obligated to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan shall, to the extent permitted by the applicable Legal Requirements, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.3Loan Payments.

2.3.1Payment Before Maturity Date. Borrower shall make a payment to Lender of interest only on the Closing Date for the initial Interest Period. Borrower shall make a payment to Lender of principal and interest equal to the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in February 2017 and on each Monthly Payment Date thereafter to and including the Maturity Date. A loan amortization chart (assuming no prepayments and regular and timely payments each Interest Period) is attached hereto as Exhibit A.

2.3.2Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all interest which has accrued or would accrue through and including the last day of the Interest Period in which the Maturity Date occurs and all other amounts due hereunder and under the Note and the other Loan Documents.

2.3.3Late Payment Charge. If a payment is fifteen (15) days or more late, Borrower will be charged and agrees to pay five percent (5%) of the amount of such payment or $5.00, whichever is greater, in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable law.

2.3.4Method and Place of Payment.
a.Except as otherwise specifically provided herein, all payments and prepayments under this Agreement, the Note and the other Loan Documents shall be made to Lender not later than 1:00 P.M., Portland, Oregon time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender's office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Borrower authorizes Lender to charge any of the Accounts, including the Operating Account, for the amount of any payment or prepayment on the Note or other amount owing pursuant to any of the other Loan Documents.
b.Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the first (1st) Business Day that is immediately preceding such due date (notwithstanding such adjustment of due dates, Borrower shall not be entitled to any deduction of interest due under this Agreement, the Note or any of the other Loan Documents).
c.All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
d.Borrower understands that the Interest Rate has been set with the requirement that the Borrower shall submit all loan payments via ACH during the term of the Loan. Should Borrower cease or not initiate ACH payments for the payment of all amounts payable under this Agreement, the Interest Rate shall increase by 0.25% until such time as ACH is implemented.

2.4Prepayments. The unpaid principal balance of the Note and accrued interest thereon may be prepaid in full or in part at any time without premium or penalty. Any partial prepayment will be applied by Lender toward the payment of any principal and/or interest of the Loan and/or any other amounts due under the Loan Documents in such order, proportion and priority as Lender in its sole and absolute discretion shall determine. Notwithstanding anything else in this Agreement to the contrary, in all events Borrower must pay all other costs relating to the Loan. Lender is not obligated hereunder or under any of the other Loan Documents to re-advance to Borrower any sums prepaid by Borrower, whether prepaid voluntarily or involuntarily.

2.5Security for Loan. The Loan shall be secured by the Security Instrument with respect to the Property and the Security Agreement with respect to the collateral of Guarantor described therein.

2.6Release of Property.
i.Upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents, upon the written request and at the sole cost and expense of Borrower, Lender shall release the Lien of the Security Instrument.
ii.In connection with the release of the Security Instrument, Borrower shall submit to Lender, concurrently with the request under Section 2.6(a), a release of Lien (and the related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other certificates, documents and instruments Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer's Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.

2.7Accounts. Borrower agrees to open and maintain the Operating Account for the Property at the Lender. Borrower must at all times deposit, or cause to be deposited, all Rents and gross revenues from the Property into the Operating Account. Withdrawals by Borrower from such Operating Account may be made if no Event of Default exists for the payment of operating expenses for the Property.

2.8Conditions to Closing.

2.8.1No Obligation to Close or Advance. Lender is not required to close the Loan or to advance funds under this Agreement until all of the requirements and conditions set forth in this Section 2.8 have been completed and fulfilled to the satisfaction of Lender in its discretion, at Borrower's sole cost and expense.

2.8.2Conditions to Closing.
a.On or before the Closing Date, Borrower must provide to Lender each of the following relating to the Land and the existing Improvements, in form and substance acceptable to Bank:
i.A pro forma Title Insurance Policy, or a marked-up commitment to issue the Title Insurance Policy, signed by an officer of the title company issuing such Title Insurance Policy, in form and substance satisfactory to Lender and including all endorsements as required by Lender, and satisfactory reinsurance agreements to the extent required by Lender. All title insurance premiums in connection with the issuance of the Title Insurance Policy must be paid on or before the Closing Date by Borrower. The title company issuing such Title Insurance Policy must provide priority insurance over all possible mechanics' lien claims.
ii.Copies of a Survey, in such number as Lender may reasonably designate.
iii.The ESA, addressed to Lender or, in the event the ESA is not addressed to Lender, Borrower must provide the ESA together with a reliance letter addressed to Lender in compliance with Lender's requirements. Borrower must also provide copies of all environmental documents prepared, adopted, certified or filed by Borrower with any Governmental Authority in connection with the Property, including any initial study or environmental impact report, prepared, adopted, certified or filed by Borrower with any Governmental Authority. If there are any underground storage tanks on the Land, evidence of compliance with Legal Requirements related to such underground storage tanks and, if required by Lender, evidence that the storage tanks have been removed in accordance with applicable Legal Requirements and any environmental remediation, if any, completed.
iv.Evidence that all insurance required pursuant to Article V is in place.
v.A flood zone certification from a consultant acceptable to Lender indicating that the Land and the Improvements are not located in a flood plain or any other flood-prone area as designated by any Governmental Authority; provided, however, that if the Land and/or the Improvements are so located, Borrower must provide proof of flood insurance to Lender.
vi.A copy of each agreement, if any, to which Borrower or any of its Affiliates is party relating to the management, operation or maintenance of the Property.
vii.Copies of all Leases for the Property, signed by the landlord and tenant thereunder, delivered to and approved by Lender, and a subordination and attornment agreement with respect thereto, in form and substance satisfactory to Lender.
viii.An Appraisal that demonstrates that the Loan-to-Value Ratio is not greater than 60 percent.
b.On or before the Closing Date, Borrower must provide to Lender each of the following relating to Borrower and Guarantor, in form and substance acceptable to Lender:
i.A copy of Borrower's Organizational Documents, certified as true, correct and complete by an officer of Borrower authorized to do so, together with (i) a current certificate of good standing or valid existence from the Secretary of State of the state in which Borrower was organized (and from the Secretary of State of the state where the Land is located, if different from the jurisdiction in which Borrower was organized), and (ii) resolutions and/or consents of those parties necessary to authorize the transaction contemplated hereby.
ii.A copy of Guarantor's Organizational Documents, certified as true, correct and complete by an officer of Guarantor authorized to do so, together with (i) a current certificate of good standing from the jurisdiction in which Guarantor was organized, and (ii) resolutions and/or consents of those parties necessary to authorize the transaction contemplated hereby.
iii.The most current available financial statements of Borrower and Guarantor, signed and certified as true, correct and complete by a member thereof or an officer, as applicable.
iv.The payment of all costs, expenses and fees (including, without limitation, the Loan Fee) due to Lender.
c.On or before the Closing Date, Borrower must execute and deliver (or cause to be executed and delivered) to Lender, the Loan Documents (including, without limitation, the Columbia Subordination Agreement) and such other documents as Lender may require, in form and substance acceptable to Lender and to its counsel, in their sole discretion, to evidence and secure the Loan. Lender may designate which of the Loan Documents are to be placed of record or filed, the order of recording or filing thereof, and the offices in which the same are to be recorded or filed, Borrower must cooperate with Lender's recordation and filing requirements, and may in no event take any action in contravention thereof. Borrower must pay all documentary, intangible, recording, filing and/or registration taxes and/or fees due upon the Note, the Security Instrument, the financing statement and/or the other Loan Documents.
d.Lender shall have received the following:
i.written evidence that any financing statements required by Lender have been filed with the Secretary of State or other appropriate office, together with evidence that the collateral covered thereby is subject to no prior Lien, excepting only Liens approved in writing by Lender; and
ii.written evidence that the applicable title company has recorded the Security Instrument.
e.On the Closing Date, Lender must receive from outside counsel for Borrower and Guarantor one or more current written opinions, in form and substance acceptable to Lender, addressed to

Lender, covering matters such as due formation, authorization, execution and delivery of the Loan Documents and enforceability of the Loan Documents.
f.[RESERVED]
g.As of the Closing Date, no Default or Event of Default shall have occurred and be continuing and no Default or Event of Default shall result from the making of the Loan on the Closing Date.
h.No event or other change shall have occurred that has resulted or would reasonably be expected to result in a Material Adverse Effect on Borrower, Guarantor or the Property as of the Closing Date.
i.On or before the Closing Date, Lender shall have received all other agreements, documents and/or exhibits which may be required, in Lender's judgment, to assure compliance with the requirements of this Agreement and the other Loan Documents.
j.On or before the Closing Date, Borrower and Guarantor shall have become credit union members of Lender.

III.REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS.

3.1Borrower Representations. Borrower represents and warrants to Lender that:

3.1.1Organization.

a.Borrower is, and since the date of its formation has been, duly organized and validly existing with full power and authority to own its assets and conduct its business, and Borrower is, and since the date of its formation has been, duly qualified and in good standing (where applicable) in all jurisdictions in which the ownership or leasing of its property or the conduct of its business requires such qualification (except where the failure to be so qualified would not have a Material Adverse Effect). Borrower has taken all necessary action to authorize the execution and delivery of, and the performance of its obligations under, this Agreement and the other Loan Documents to which it is a party, and Borrower has the power and authority to execute and deliver the Loan Documents to which it is a party, to perform its obligations thereunder and to complete all of the transactions contemplated thereby.
b.Borrower's exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower's principal place of business and chief executive office has and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower's organizational identification number assigned by the state of its organization is 1264938-99 and its federal tax identification number is 81-4371900.
c.Guarantor is, and since the date of its formation has been, duly organized and validly existing with full power and authority to own its assets and conduct its business, and Guarantor is, and since the date of its formation has been, duly qualified and in good standing (where applicable) in all jurisdictions in which the ownership or leasing of its property or the conduct of its business requires such qualification (except where the failure to be so qualified would not have a Material Adverse Effect). Guarantor has taken all necessary action to authorize the execution and delivery of, and the performance of its obligations under, the Loan Documents to which it is a party, and Guarantor has the power and authority to execute and deliver the Loan Documents to which it is a party, to perform its obligations thereunder and to complete all of the transactions contemplated thereby.
d.Guarantor's exact legal name is Electro Scientific Industries, Inc. Guarantor is a corporation. Guarantor is incorporated or organized under the laws of the State of Oregon. Guarantor's principal place of business and chief executive office has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Guarantor) and will continue to be 13900 NW Science Park Drive, Portland, Oregon 97229 (unless Borrower or Guarantor notifies Lender in writing at least thirty (30) days prior to the date of such change). Guarantor's organizational identification number assigned by the state of its organization is 047954-15 and its federal tax identification number is 93-0370304.

3.1.2Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by or on behalf of each of Borrower and Guarantor and constitute legal, valid and binding obligations of Borrower and Guarantor, respectively, enforceable against Borrower and Guarantor in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

3.1.3No Conflicts. The execution and delivery of the Loan Documents and the performance by each of Borrower and Guarantor of their respective obligations under this Agreement and the other Loan Documents will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any asset or property of Borrower or Guarantor pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower or Guarantor is a party or by which any of Borrower's or Guarantor's assets or properties is subject, nor will such action result in any violation by Borrower or Guarantor of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over Borrower or Guarantor or any of Borrower's or Guarantor's assets or properties.

3.1.4Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, threatened against Borrower, Guarantor or the Property in any court or by or before any other Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

3.1.5Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to materially and adversely affect Borrower or the Property, or Borrower's business, assets or properties, operations or condition (financial or otherwise). Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other material agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted under Section 3.1.25(d) hereof and (b) obligations under the Loan Documents.

3.1.6Consents. Each consent, approval, authorization, order, registration or qualification of or with any court or any other Governmental Authority required for the execution and delivery by each of Borrower and Guarantor of the Loan Documents to which it is a party and the performance of its obligations thereunder has been obtained and is in full force and effect.

3.1.7Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, when properly recorded in the appropriate records, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no claims for payment or mechanic's, materialman's or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or would reasonably be expected to become Liens prior to, or of equal priority with, the Lien of the Security Instrument and the other Loan Documents. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Instrument and the other Loan Documents, materially and adversely affect the value of the Property, impair the use or operation of the Property or impair Borrower's ability to perform its Obligations in a timely manner.

3.1.8No Plan Assets. As of the date hereof and throughout the term of the Loan, (a) to the Borrower's knowledge, neither Borrower nor Guarantor is a sponsor, is obligated to contribute to, or is itself (nor will it be) an "employee benefit plan," as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, (b) none of the assets of either of Borrower or Guarantor constitutes or will constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) neither Borrower nor Guarantor is (nor will it be) a "governmental plan" within the meaning of Section 3(32) of ERISA, and (d) to the Borrower's knowledge, transactions by or with either Borrower or Guarantor are not and will not be subject to any statute, rule or regulation regulating investments of, or fiduciary obligations with respect to, "governmental plans" within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement (including, but not limited to, the exercise by Lender of any of its rights under the Loan Documents).

3.1.9Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. Borrower is not in default or violation of any order, regulation, writ, injunction, decree or demand of any Governmental Authority, the violation of which could have a Material Adverse Effect. There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government, any state or local government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower's Obligations under any of the Loan Documents.

3.1.10Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, Guarantor and the Property or otherwise in connection with the Loan (i) are true, correct and complete in all material respects, (ii) accurately represent the financial condition of Borrower, Guarantor and the Property, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with GAAP and the Uniform System of Accounts throughout the periods covered, except as disclosed therein. Neither of Borrower nor Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Guarantor and that would reasonably be expected to have a Material Adverse Effect. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower, Guarantor or the Property from that set forth in said financial statements.

3.1.11Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower's best knowledge, has been threatened or is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12Easements; Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the continued use and enjoyment of the Property are located either in the public right‑of‑way abutting the Property (which are connected so as to serve the Property without passing over any other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all applicable Governmental Authorities.

3.1.13Separate Tax Lots. The Property is comprised of one (1) or more parcels that constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

3.1.14Separate Legal Lots. The Property is comprised of one (1) or more parcels that constitute a separate legal lot or lots that may be lawfully conveyed and does not constitute a portion of any other legal lot not a part of the Property.

3.1.15Assessments. There are no pending or, to Borrower's knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there, to Borrower's knowledge, any contemplated improvements to the Property that would reasonably be expected to result in such special or other assessments.

3.1.16Enforceability. The Loan Documents are not subject to any right of rescission, set‑off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and, as to enforceability, to principles of equity), and neither Borrower nor Guarantor has asserted any right of rescission, set‑off, counterclaim or defense with respect thereto.

3.1.17Assignment of Leases. The assignment of lease provisions in the Security Instrument create a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, as more particularly set forth therein. No Person other than Lender has any interest in (other than Guarantor's interest as lessee under the Major Lease) or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.18Insurance. Borrower has obtained and has delivered to Lender original or certified copies of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.19Licenses. All approvals, authorizations, certifications, licenses and permits, including, without limitation, certificates of completion and occupancy and any applicable liquor license, required by any Governmental Authority or otherwise necessary for the legal ownership, use, occupancy and operation of the Property in the manner in which the Property is currently being owned, used, occupied and operated have been obtained by or on behalf of Borrower and are in full force and effect.

3.1.20Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area (or, if so located, the flood insurance required pursuant to Section 5.1.1(a)(i) is in full force and effect with respect to the Property).

3.1.21Physical Condition. The Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.

3.1.22Boundaries. All of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property. No easements or other encumbrances affecting the Property encroach upon any of the Improvements so as to affect the value, marketability, use or operation of the Property except those which are insured against by the Title Insurance Policy, each of which, whether or not insured against by the Title Insurance Policy, is shown on the Survey.

3.1.23Leases. Borrower represents and warrants to Lender with respect to the Leases that: (a) the Property is not subject to any Leases other than the Existing Leases, (b) the Major Lease is in full force and effect and there are no defaults thereunder by any party thereto and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (c) the copy of the Major Lease delivered to Lender is true, correct and complete, and there are no oral agreements with respect thereto, (d) no Rent (including security or other deposits) has been paid more than one (1) month in advance of its due date, (e) all work to be performed by the landlord under the Major Lease has been performed as required and has been accepted by Guarantor, (f) there are no payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant, (g) all security or other deposits are being held in accordance with the Major Lease and all applicable Legal Requirements, (h) Borrower has no knowledge of any notice of termination or default with respect to the Major Lease; (i) Borrower has not assigned or pledged the Major Lease, the rents or any interest therein except to Lender; (j) no Person has an option, right of first refusal or offer or any other preferential right to purchase all or any portion of, or interest in, the Property, other than the Columbia First Right; (k) Guarantor has not assigned the Major Lease or sublet all or any portion of the premises demised thereby other than pursuant to the Existing Leases, (l) Guarantor does not have the right to terminate the Major Lease prior to expiration of the stated term of such Lease; (m) no Hazardous Substances have been disposed, stored or treated by Guarantor on or under the Property in violation of applicable Legal Requirements; (n) Borrower does not have any knowledge of Guarantor's intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any other Hazardous Substances in violation of applicable Legal Requirements, and (o) the Major Lease is subordinate to the Security Instrument either pursuant to their terms or a recorded subordination agreement.

3.1.24Filing, Recording and Other Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under the applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar taxes required to be paid under the applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established under the Loan Documents.

3.1.25Single Purpose.
Borrower hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Debt shall be paid in full:
a.Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, owning, leasing, managing and operating the Property, entering into and performing its obligations under the Loan Documents, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than (A) the Property and (B) incidental personal property necessary for the ownership, leasing, management or operation of the Property.
b.Borrower has not engaged and will not engage in any business or activity other than the acquisition, ownership, leasing, management, operation and financing of the Property and lawful business that is incident, necessary and appropriate to accomplish the foregoing.
c.Borrower has not entered and will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than those that would be available on an arm's-length basis from an unrelated third party.
d.Borrower has not incurred and will not incur any Indebtedness other than (i) the Debt and (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding one percent (1%) of the original principal amount of the Loan at any one time; provided that any Indebtedness incurred pursuant to clause (ii) shall be (A) outstanding not more than sixty (60) days and (B) incurred in the ordinary course of business. No Indebtedness, other than the Debt, may be secured (senior, subordinate or pari passu) by the Property.
e.Borrower has not made and will not make any loans or advances to any other Person (including any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party), and has not acquired and shall not acquire obligations or securities of its Affiliates.

f.Borrower has been, is, and will remain solvent and Borrower has paid its debt and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same became due and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, in each case provided that there exists sufficient cash flow from the Property to do so.
g.(i) Borrower has done or caused to be done, and will do and cause to be done, all things necessary to observe its organizational formalities and preserve its separate existence, (ii) Borrower has not terminated or failed to comply with and will not terminate or fail to comply with the provisions of its Organizational Documents, (iii) except as previously disclosed to Lender in writing, Borrower has not amended, modified or otherwise changed its Organizational Documents and (iv) unless Lender has consented in writing, Borrower will not amend, modify or otherwise change its Organizational Documents.
h.Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person. Borrower's assets have not been listed as assets on the financial statement of any other Person; provided, however, that Borrower's assets may have been included in a consolidated financial statement of its Affiliates; provided that, if applicable, (i) appropriate notation were made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower's assets and credit were not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets were listed on Borrower's own separate balance sheet. Borrower's assets will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower's assets may be included in a consolidated financial statement of its Affiliates provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower's assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (B) such assets shall be listed on Borrower's own separate balance sheet. Borrower has filed and shall file its own tax returns (except to the extent that Borrower was or is treated as a "disregarded entity" for tax purposes and was or is not required to file tax returns under applicable law) and has not filed and shall not file a consolidated federal income tax return with any other Person other than its parent. Borrower has maintained and shall maintain its books, records, resolutions and agreements as official records.
i.Borrower (i) has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), (ii) has corrected and shall correct any known misunderstanding regarding its status as a separate entity, (iii) has conducted and shall conduct business in its own name, (iv) has not identified and shall not identify itself or any of its Affiliates as a division or department or part of the other and (v) has maintained and utilized and shall maintain and utilize separate stationery, invoices and checks bearing its own name.
j.Borrower has maintained and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
k.Neither Borrower nor any constituent party of Borrower has sought or will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower, any sale or other transfer of all or substantially all of its assets or any sale or other transfer outside the ordinary course of business.
l.Borrower has not commingled and will not commingle funds or other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

m.Borrower has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.
n.Borrower did not assume, guarantee or become obligated for the debts or obligations of any other Person and did not hold itself out to be responsible for or have its credit or assets available to satisfy the debts or obligations of any other Person. Borrower will not assume, guarantee or become obligated for the debts or obligations of any other Person and does not and will not hold itself out to be responsible for or have its credit or assets available to satisfy the debts or obligations of any other Person.
o.The Organizational Documents of Borrower shall provide that the business and affairs of Borrower shall be managed by or under the direction of a manager designated by Guarantor. In addition, the Organizational Documents of Borrower shall provide an express acknowledgment that Lender is an intended third-party beneficiary of the "special purpose" and "separateness" provisions of such Organizational Documents.
p.If requested by Lender at any time when a Default or an Event of Default is outstanding, Borrower shall amend its Organizational Documents so that following such amendment the manager of Borrower shall when voting with respect to any of the matters set forth below in Section 3.1.25(q), consider only the interests of Borrower, including its creditors.
q.The Organizational Documents of Borrower shall provide that Borrower will not (and Borrower agrees that it will not), without the unanimous consent of its board of directors or managers, (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official for Borrower or a substantial portion of its assets or properties, (iii) take any action that might cause Borrower to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing Borrower's inability to pay its debts generally as they become due, (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii) take any action in furtherance of any of the foregoing.
r.The Organizational Documents of Borrower shall provide that, as long as any portion of the Debt remains outstanding, except as expressly permitted pursuant to the terms of the Loan Documents, (i) Guarantor may not resign, and (ii) no additional member shall be admitted to Borrower.
s.The Organizational Documents of Borrower shall provide that, as long as any portion of the Debt remains outstanding: (i) Borrower shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Oregon Limited Liability Company Act (the "Act"), or (B) the entry of a decree of judicial dissolution under the Act; (ii) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Guarantor to cease to be a member of Borrower (other than (A) upon an assignment by Guarantor of all of its limited liability company interests in Borrower and the admission of the transferee, if permitted pursuant to the Organizational Documents of Borrower and the Loan Documents, or (B) the resignation of Guarantor and the admission of an additional member of Borrower, if permitted pursuant to the Organizational Documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing (1) to continue the existence of Borrower, and (2) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (iii) the bankruptcy of Guarantor shall not cause such Guarantor to cease to be a member of Borrower and upon the occurrence of such event, the business of Borrower shall continue without dissolution; (iv) in the event of the dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of its assets and properties in an orderly manner), and its assets and properties shall be applied in the manner, and in the order of priority, set forth in Section 63.625 of the Act; and (v) to the fullest extent permitted by applicable law, Guarantor shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets or properties to be partitioned, to cause the appointment of a receiver for all or any portion of the assets or properties of Borrower, to compel any sale of all or any portion of the assets or properties of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.
t.Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the representations, warranties and covenants in this Section 3.1.25, and (ii) all of the Organizational Documents of Borrower.
u.Borrower has not permitted and will not permit Guarantor access to its bank accounts.
v.Borrower has paid and shall pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations.
w.Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it. Borrower has paid and shall pay from its assets all obligations of any kind incurred.
x.Borrower has not (i) filed a bankruptcy, insolvency or reorganization petition or otherwise instituted insolvency proceedings or otherwise sought any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) sought or consented to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Borrower or for all or any portion of Borrower's assets or properties, (iii) made any assignment for the benefit of Borrower's creditors, or (iv) taken any action that might have caused Borrower to become insolvent. Without the unanimous consent of all of its directors or managers, as applicable, Borrower will not (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Borrower or for all or any portion of Borrower's assets or properties, (C) make any assignment for the benefit of Borrower's creditors, or (D) take any action that might cause Borrower to become insolvent.
y.Borrower has maintained and will maintain an arm's-length relationship with its Affiliates.
z.Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.
aa.Except in connection with the Loan, Borrower has not pledged and will not pledge its assets or properties for the benefit of, or to secure the obligations of, any other Person.
ab.Borrower has had, has and will have no obligation to indemnify its directors, managers, officers, or members, as the case may be, or, if applicable, has such an obligation that is fully subordinated to the Debt and that will not constitute a claim against Borrower if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.
ac.The Organizational Documents of Borrower shall provide that Borrower will not: (i) dissolve, merge, liquidate, consolidate; (ii) sell, transfer, dispose, or encumber (except in accordance with the Loan Documents) all or substantially all of its assets or properties or acquire all or substantially all of the assets or properties of any other Person; or (iii) engage in any other business activity, or amend its Organizational Documents with respect to any of the matters set forth in this Section 3.1.25, without the prior consent of Lender in its sole discretion.
ad.Borrower will consider the interests of Borrower's creditors in connection with all actions.
ae.Borrower has not had and, except in connection with the Loan, does not have and will not have any of its obligations guaranteed by any Affiliate.
af.Borrower has not owned or acquired and will not own or acquire any stock or securities of any Person (except to the extent expressly permitted under the Loan Documents).
ag.Borrower has not bought or held and will not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).
ah.Borrower has not formed, acquired or held and will not form, acquire or hold any subsidiary (whether corporation, partnership, limited liability company or other entity), and Borrower has not owned and will not own any equity interest in any other entity.

3.1.26Tax Filings. To the extent required, each of Borrower and Guarantor has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower or Guarantor, as applicable. Each of Borrower and Guarantor believes that its tax returns (if any) properly reflect the income and taxes of Borrower or Guarantor, as applicable, for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.27Solvency. (a) Neither of Borrower nor Guarantor has entered into any Loan Document to which it is a party or the transactions contemplated thereby with the actual intent to hinder, delay, or defraud any creditor and (b) each of Borrower and Guarantor has received reasonably equivalent value in exchange for its respective obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower's assets exceeds and will, immediately following the making of the Loan, exceed Borrower's total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower's assets is and will, immediately following the making of the Loan, be greater than Borrower's probable liabilities; including the maximum amount of its contingent liabilities on its debts as such debts become or may become absolute and matured. Borrower's assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Neither of Borrower nor Guarantor intends to, and believes that it will not, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and Guarantor, respectively, and the amounts to be payable on or in respect of obligations of Borrower or Guarantor, respectively).

3.1.28Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.29Organization of Borrower. Guarantor is the owner of 100% of the interests in Borrower and is the sole manager of Borrower. Guarantor is a publicly-traded company with shares traded on a nationally recognized stock exchange.

3.1.30Bank Holding Company. Neither of Borrower nor Guarantor is a "bank holding company" or a direct or indirect subsidiary of a "bank holding company" as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.31No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

3.1.32Investment Company Act. Niether Borrower nor Guarantor is (a) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.33No Bankruptcy Filing. No petition in bankruptcy has ever been filed against Borrower, Guarantor or any constituent party of Borrower or Guarantor, and neither Borrower, Guarantor nor any constituent party of Borrower or Guarantor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, Guarantor nor any constituent party of Borrower or Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower's, Guarantor's or such constituent party's assets or properties, and neither of Borrower or Guarantor has any knowledge of any Person contemplating the filing of any such petition against Borrower, Guarantor or any constituent party of Borrower or Guarantor.

3.1.34Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents, or any written statement or document furnished by or on behalf of Borrower or Guarantor in connection with the Loan or pursuant to the terms of this Agreement or any other Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower or Guarantor which has not been disclosed to Lender and which would reasonably be expected to have a Material Adverse Effect.

3.1.35Foreign Person. Neither Borrower nor Guarantor is a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

3.1.36No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower and Guarantor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms of this Agreement or the other Loan Documents and all statements of fact made by or on behalf of Borrower or Guarantor in this Agreement or in any other Loan Document, are true, correct and complete in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information or statement of fact inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has or would reasonably be expected to have a Material Adverse Effect.

3.1.37Management of Property. The Property is self-managed by Borrower. Borrower will not enter into an agreement for the management of the Property with an Affiliate or any other third-party without the prior written consent of Lender.

3.1.38Perfection of Accounts. Borrower hereby represents and warrants to Lender that:
a.This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts in favor of Lender, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents, Borrower has not sold, pledged, transferred or otherwise conveyed the Accounts;
b.The Accounts constitute "deposit accounts" or "securities accounts" within the meaning of the Uniform Commercial Code; and
c.The Accounts are not in the name of any Person other than Borrower.

3.1.39Patriot Act.
a.None of Borrower, Guarantor or any of their constituents or Affiliates, and to the best of Borrower's and Guarantor's knowledge, any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Loan, is a Prohibited Person.
b.None of Borrower, Guarantor, any of their constituents or Affiliates and any of their respective brokers or other agents acting in any capacity in connection with the Loan, (i) has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) has dealt or will deal in, or otherwise has engaged or will engage in, any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Patriot Act.
c.Each of Borrower and Guarantor covenants and agrees to deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming Borrower's and Guarantor's compliance with this Section 3.1.39.

3.1.40No Casualty. The Property has suffered no material Casualty which has not been fully repaired and the cost thereof fully paid.

3.1.41Purchase Options. Other than the Columbia First Right, neither the Property, any part thereof nor any interest therein is subject to any purchase options, rights of first refusal to purchase, rights of first offer to purchase or other similar rights in favor of any Person.

3.1.42Use of Property. The Property is used solely for (a) developing and supplying systems for electronics manufacturing and related operations, including research and development, sales and marketing and business headquarter activities, and (b) uses permitted under the Existing Leases and is used for no other purpose.

3.1.43Fiscal Year. Each fiscal year of Borrower and Guarantor commences as set forth in the definition of "Fiscal Year".

3.1.44Material Agreements. Borrower has not entered into, and is not bound by, any Material Agreement which continues in existence, except those previously disclosed in writing to Lender.

a.Each of the Material Agreements is in full force and effect, there are no monetary or other defaults by Borrower thereunder and, to the best knowledge of Borrower, there are no monetary or other defaults thereunder by any other party thereto. None of Borrower or any other Person acting on

Borrower's behalf has given or received any notice of default under any Material Agreement that remains outstanding or in dispute.
b.Borrower has delivered true, correct and complete copies of the Material Agreements (including all amendments and supplements thereto) to Lender.
c.No Material Agreement has as a party an Affiliate of Borrower.

3.1.45Other Obligations and Liabilities. Borrower has no liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Borrower has no known contingent liabilities other than indemnification obligations under its Organizational Documents and contingent liabilities incurred in the ordindary course of its business.

3.1.46Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

3.1.47Underwriting Representations. Borrower hereby represents that it:
a.has no judgments or liens of any nature against it except for tax liens not yet due;
b.is not involved in any dispute with any taxing authority;
c.is not now, nor has ever been, a party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it or its assets or properties that has not been paid in full; and
d.each amendment and restatement of Borrower's Organizational Documents has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to such amendment or restatement from time to time.

3.2Survival of Representations.
The representations and warranties set forth in Section 3.1 hereof shall survive for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

IV.	BORROWER COVENANTS.

4.1Borrower Affirmative Covenants.
Each of Borrower and Guarantor hereby covenants and agrees with Lender that:
4.1.1Existence; Compliance with Legal Requirements. Each of Borrower and Guarantor shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and material rights, licenses and permits and comply in all material respects with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government, any state or local government or any other Governmental Authority the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower's obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all trade names and preserve all of its assets and properties used or useful in and material to the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instrument. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior notice to Lender, Borrower, at its sole cost and expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement; provided that (a) no Default or Event of Default has occurred and remains outstanding; (b) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Security Instrument; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower or the Property is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (e) Borrower shall promptly upon final determination thereof comply with such Legal Requirement determined to be valid or applicable or cure any violation of such Legal Requirement; (f) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; (g) Borrower shall furnish such cash or other security as may be required in the proceeding, or as may be requested by Lender, to ensure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith; and (h) such contest by Borrower is not in violation of the Leases. Lender may apply any such security or part thereof as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

4.1.2Taxes and Other Charges. Borrower shall pay or cause to be paid all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower's obligation to directly pay Taxes shall be suspended if Borrower is making Monthly Tax Deposits in accordance with the terms and provisions of 6.2 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges no later than ten (10) days prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 6.2 hereof. Borrower shall not permit or suffer and shall promptly cause to be paid and discharged any Lien or charge against the Property other than Permitted Encumbrances. After prior notice to Lender, Borrower, at its sole cost and expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges; provided that (a) no Default or Event of Default has occurred and remains outstanding; (b) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Security Instrument; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the Property is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (d) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (e) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; (g) Borrower shall furnish such cash or other security as may be required in the proceeding, or as may be requested by Lender, to ensure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon; and (h) such contest by Borrower is not in violation of the Leases.

Lender may pay over, assign or transfer any such security or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

4.1.3Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against the Property, Borrower or Guarantor which, if adversely determined, could have a Material Adverse Effect. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

4.1.4Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

4.1.5Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower's sole cost and expense:
a.furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;
b.cure, or cause to be cured, any defects in the execution and delivery of the Loan Documents;
c.execute and deliver, or cause to be executed and delivered, all such documents, instruments, certificates, assignments and other writings and do, or cause to be done, such other acts necessary or desirable (i) to correct any omissions in the Loan Documents, (ii) to evidence and more fully describe the collateral at any time securing or intended to secure the Obligations, (iii) to perfect, protect or preserve any Liens created under any of the Loan Documents or (iv) to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith (including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to the Property into the name of Lender or its designee after the occurrence of an Event of Default); and
d.do and execute, or cause to be done and executed, all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time.

4.1.6Financial Reporting.
a.GAAP. Borrower shall keep and maintain, or shall cause to be kept and maintained, in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender, it being acknowledged that footnotes shall not be required with respect to any financial statements of Borrower) and the requirements of Regulation AB, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. All financial statements delivered to Lender pursuant to this Section 4.1.6 shall be prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender, it being acknowledged that footnotes shall not be required with respect to any financial statements of Borrower) and consistently applied and the requirements of Regulation AB.
b.Financial Reporting Requirements. Borrower shall deliver and, as appropriate, cause Guarantor to deliver, to Lender the following:
i.Borrower Annual Statements: Beginning with the Fiscal Year ending April 1, 2017, and each Fiscal Year thereafter, but in no event later than ninety (90) days after and as of the end of each Fiscal Year, company-prepared unaudited balance sheet and income statement of Borrower, prepared on an accrual basis, by Borrower;
ii.Borrower Tax Returns: Unless consolidated with Guarantor's tax returns and in no event later than thirty (30) days of the deadline to file such tax returns, a complete copy of Borrower's Federal and other governmental tax returns, provided that the deadline for providing such tax returns may include any extension of the filing date for such tax returns on the condition that Borrower provides proof of such extension to Lender;
iii.Guarantor Annual Statements: Beginning with the Fiscal Year ending April 1, 2017, and each Fiscal Year thereafter, in no event later than five (5) days after filing such statements with the Securities Exchange Commission and as of the end of each Fiscal Year, audited financial statements of Guarantor, prepared on an accrual basis, by Deloitte & Touche LLP, or other nationally-recognized independent accounting firm reasonably satisfactory to Lender ("Approved CPA");
iv.Guarantor Quarterly Statements: Beginning with the fiscal quarter ending on or about December 31, 2016, and each fiscal quarter thereafter, in no event later than five (5) days after filing such statements with the Securities Exchange Commission and as of the end of each fiscal quarter, compiled financial statements of Guarantor, prepared on an accrual basis, by an Approved CPA; and
v.Guarantor Tax Returns: No event later than thirty (30) days of the deadline to file such tax returns, a complete copy of Guarantor's Federal and other governmental tax returns, provided that the deadline for providing such tax returns may include any extension of the filing date for such tax returns on the condition that Guarantor provides proof of such extension to Lender.
c.Certification; Supporting Documentation. Each such financial statement shall be in scope and detail reasonably satisfactory to Lender and certified by the chief financial officer or representative of Borrower.
d.Access. Lender shall have the right from time to time at all times during normal business hours to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower's accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender's interest.
e.Format of Delivery. Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower's data systems without change or modification thereto, in electronic form reasonably acceptable to Lender.
f.[RESERVED].
g.Other Required Information. Borrower shall furnish to Lender, within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.
h.Reporting Default. During the term of the Loan, Borrower shall furnish an annual financial statement prepared in form acceptable to Lender, as soon as practicable but no later than one hundred twenty (120) days after the end of Borrower's Fiscal Year and such interim financial statements and all other information and materials as Lender may from time to time request. If an Event of Default shall have occurred and be continuing for which the Lender does not accelerate the indebtedness evidenced by the Note, which consists of the failure of Borrower to provide financial statements and other information as required by the terms of the Note, the Interest Rate, for a period beginning three days after written notice of such default is given from Lender to Borrower and ending upon the curing of such default, shall, at the Lender's option, be increased by one quarter of one percent (0.25%) for the first 30 days of said default and by an additional one quarter of one percent (0.25%) during each 30 day period thereafter during which such default continues. Such interest rates shall apply to the entire outstanding principal balance of the Loan. Upon the curing of such default, the Interest Rate shall revert to the Interest Rate initially stated under this Agreement, effective as of the date on which said default is cured. Borrower acknowledges that such increased interest rate is intended to compensate Lender for the potentially higher credit risk and increased administrative costs associated with such failure to furnish timely financial information.

4.1.7Financial Covenants. Borrower and Guarantor shall comply with the following:
a.Beginning with the Fiscal Year ending on or about March 31, 2018, and continuing with each year thereafter, Borrower shall maintain a Debt Service Coverage Ratio not less than 1.30 to 1.00 calculated for the previous Fiscal Year.
b.Guarantor and Borrower shall, on a combined basis, maintain Liquid Assets in the amount of the Required Minimum Liquidity, calculated on a quarterly basis based on the quarterly financial statements and bank statements of Borrower and Guarantor delivered to Lender under this Agreement.
c.If Lender disburses the Debt Service Reserve Funds to Borrower pursuant to Section 6.1.2 and thereafter Guarantor fails to maintain an EBITDA, measured at the end of each Fiscal Year, equal to or greater than the Required Minimum EBITDA, so long as such condition continues, Borrower or Guarantor shall deposit funds into the Debt Service Reserve Account pursuant to the terms and conditions of Section 6.1.1(b).

4.1.8Title to Property. Borrower shall warrant and defend (a) its title to the Property, subject only to Permitted Encumbrances, and (b) the validity and priority of the Liens of the Security Instrument on the Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys' fees and court costs) incurred by Lender if an interest in the Property or any part thereof is claimed by any other Person except as expressly permitted hereunder.

4.1.9Estoppel Statement.
a.Borrower shall deliver to Lender, within five (5) Business Days after Lender's request, a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the interest rate of the Loan, (iv) the date installments of principal and/or interest were last paid, (v) any offsets or defenses to the payment and performance of the Obligations, if any, and (vi) that this Agreement and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified (or, if modified, giving particulars of such modification).
b.Borrower shall deliver to Lender, within thirty (30) days after Lender's request, an estoppel certificate from each Tenant under any Lease in form and substance reasonably satisfactory to Lender; provided that (i) Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease, and (ii) such estoppel certificate may be in the form required under such Lease.

4.1.10Leases.
a.Borrower shall not enter into any new Leases or renewals of any Leases now existing or executed after the date hereof without the prior written consent of Lender, provided that the foregoing shall not apply to the Existing Leases other than the Major Lease.
b.Borrower (i) shall perform the obligations which Borrower is required to perform under the Leases; (ii) shall enforce the obligations to be performed by the Tenants thereunder; (iii) shall promptly furnish to Lender any notice of default or termination received by Borrower from any Tenant, and any notice of default or termination given by Borrower to any Tenant; (iv) shall not collect any Rents for more than one (1) month in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two (2) months' rent; (v) shall not enter into any ground Lease or master Lease of any part of the Property; (vi) shall not further assign or encumber any Lease or the Rents (except as contemplated by the Loan Documents); (vii) shall not, except with Lender's prior consent, cancel or accept surrender or termination of any Lease not permitted by the terms thereof; and (viii) shall not, except with Lender's prior consent, modify or amend any Lease. Any action in violation of clause (v), (vi), (vii) or (viii) of this Section 4.1.10(b) shall be void at the election of Lender.
c.For the avoidance of doubt, the Major Lease and all renewals, modifications and amendments thereto shall be subject to Lender's prior written approval.
d.Borrower shall not permit or consent to any assignment or sublease of the Major Lease (except that the Existing Leases, other than the Major Lease, may be subleases of the Major Lease) without Lender's prior written approval.
e.Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by Lender in connection with the review of any proposed Lease, any other matter requiring Lender's consent under this Section 4.1.10 or execution and delivery of any subordination, non-disturbance and attornment agreement in accordance with this Section 4.1.10.
f.Within ten (10) days after Lender's request, Borrower shall furnish to Lender a statement of all tenant security or other deposits and copies of all Leases not previously delivered to Lender, certified as being true, correct and complete.
g.All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all applicable Legal Requirements, shall not be commingled with any other funds of Borrower and, if cash, shall be deposited by Borrower in a separately designated account under Borrower's control with Lender. After the occurrence of an Event of Default, Borrower shall, if permitted by the applicable Legal Requirements, cause all such security deposits (and any interest thereon) to be transferred to the Operating Account.
h.Borrower further covenants and agrees as follows:
i.that in the event any tenant under a Lease should become the subject of any proceeding under the Federal Bankruptcy Code or any other federal, state, or local statute that provides for the possible termination or rejection of the Lease, Borrower covenants and agrees that in the event the Lease is so rejected, no damage settlement shall be made without the prior written consent of Lender;
ii.that Borrower will request that any check in payment of damages for rejection or termination of the Lease will be made payable both to the Borrower and Lender;
iii.Borrower hereby assigns any such payment to Lender and further covenants and agrees that upon request of Lender, it will duly endorse to the order of Lender any such check, the proceeds of which will be applied to any portion of the indebtedness secured by the Security Instrument in such manner as Lender may elect.

4.1.11Alterations. Lender's prior approval, which shall not be unreasonably withheld, delayed or conditioned, shall be required in connection with any alterations to the Property (a)(i) that would reasonably be expected to have a Material Adverse Effect, (ii) the cost of which individually (but including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, or (iii) that would reasonably be expected to adversely affect any structural component of any material Improvements, any utility or HVAC system at the Property or the exterior of any building constituting a part of any Improvements or (b) any alterations to the Property during the continuation of any Event of Default. Notwithstanding the foregoing, maintenance of the Property, such as repairing or replacing the roof of any Improvement, shall not require the Lender's prior approval. Any alteration to the Property shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Property shall at any time exceed the Alteration Threshold, Borrower or Guarantor shall provide Lender with reasonably satisfactory arrangements arranging for payment of such alterations when due. Upon substantial completion of any alteration to the Property requiring approval of Lender, Borrower shall provide evidence satisfactory to Lender that (1) such alteration was constructed in accordance with all applicable Legal Requirements, (2) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with such alteration have been paid in full and have delivered unconditional releases of liens, and (3) all material licenses and permits necessary for the use, operation and occupancy of the Improvements have been issued, provided that, if any such license or permit is temporary in nature, Borrower shall diligently pursue procuring a permanent license or permit from the applicable Governmental Authority.

4.1.12Material Agreements. Borrower shall (a) promptly perform and/or observe the covenants, agreements and conditions required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the covenants, agreements and conditions required to be performed and/or observed by any other party under each Material Agreement to which Borrower is a party in a commercially reasonable manner.

4.1.13Performance by Borrower. Borrower shall, in a timely manner, observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior consent of Lender.

4.1.14Costs of Enforcement/Remedying Defaults. In the event (a) that the Security Instrument is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or mortgage, whether senior or junior to the Security Instrument, in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default, Borrower shall be chargeable with and agrees to pay all costs and expenses incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys', experts', consultants' and witnesses' fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action, which shall be due and payable on demand, together with interest at the Default Rate from the date such costs and expenses were incurred to and including the date the reimbursement payment is received by Lender. All such indebtedness shall be secured by the Security Instrument.

4.1.15Business and Operations. Borrower will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, management and operation of the Property. Borrower shall at all times cause the Property to be maintained for (a) developing and supplying systems for electronics manufacturing and related operations and (b) purposes permitted under the Existing Leases or other Leases permitted under this Agreement.

4.1.16Handicapped Access.
a.Borrower covenants and agrees that the Property shall at all times strictly comply to the extent applicable with the requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all federal, state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, the "Access Laws").
b.Notwithstanding anything to the contrary set forth herein or in any other Loan Document, Borrower shall not alter or cause or permit to be altered the Property in any manner which would increase Borrower's responsibilities for compliance with any Access Laws without the prior approval of Lender. The foregoing shall apply to tenant improvements constructed by Borrower or by any Tenant. Lender may condition any such approval upon receipt of a certificate of compliance with the Access Laws from an architect, engineer, or other Person acceptable to Lender.
c.Borrower covenants and agrees to give prompt notice to Lender of the commencement of any proceedings or investigations which relate to compliance with any Access Laws.

4.1.17Additional Reports. Borrower shall deliver to Lender as soon as reasonably available, but in no event later than thirty (30) days after such items become available to Borrower in final form, copies of any final engineering, environmental or seismic reports prepared for Borrower with respect to the Property.

4.1.18Notice of Certain Events. Borrower shall promptly notify Lender of (a) any Default or Event of Default, together with a detailed statement of the steps being taken to cure such Default or Event of Default; (b) any notice of default received by Borrower under any material agreement, document or instrument to which Borrower is a party or to which Borrower or the Property is subject; (c) any notice of default received by Borrower under any other obligations relating to the Property or otherwise material to Borrower's business; and (d) any pending or threatened legal, judicial, administrative or regulatory proceedings, including any disputes between Borrower and any Governmental Authority, by or against Borrower or the Property.

4.1.19Further Assurances; Power of Attorney. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary for the purpose of exercising and perfecting any and all rights and remedies available to Lender under the Loan Documents, at law and in equity, including, without limitation, such rights and remedies available to Lender pursuant to Sections 9.2, 9.3, and 9.4 (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

4.1.20Taxes on Security. Borrower shall pay or cause to be paid all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (a) deducting the Loan from the value of the

Property for the purpose of taxation, (b) affecting any Lien on the Property, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is liable as a result thereof; provided, however, that if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

4.1.21Patriot Act Compliance. Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities relating to terrorism and money laundering. Lender shall have the right to audit Borrower's compliance with the Patriot Act and all applicable requirements of Governmental Authorities relating to terrorism and money laundering. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, Lender may, at its option, cause Borrower to comply therewith. All costs and expenses incurred by Lender in connection therewith shall be paid by Borrower to Lender, upon demand, with interest at the Default Rate from the date such costs and expenses were incurred to and including the date the reimbursement payment is received by Lender. All such indebtedness shall be secured by the Security Instrument.

4.2Borrower Negative Covenants.
Each of Borrower and Guarantor covenants and agrees with Lender that:
4.2.1Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any direct interest in Borrower or on any portion of the Property except for Permitted Encumbrances.

4.2.2Dissolution. Borrower shall not (a) engage in any dissolution, winding up, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership, leasing, management, operation and financing of the Property and lawful business that is incident, necessary and appropriate to accomplish the foregoing, (c) amend, modify, waive or terminate any Organizational Document or any provision thereof, (d) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the assets or properties of Borrower except to the extent expressly permitted by the Loan Documents, or (e) cause, permit or suffer Guarantor to dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which Guarantor would be dissolved, wound up or liquidated in whole or in part.

4.2.3Change in Business. Borrower shall not (a) enter into any line of business other than the ownership, leasing, management and operation of the Property, (b) make any material change in the scope or nature of its business objectives, purposes or operations, or (c) undertake or participate in activities other than those reasonably related to the continuance of its present business.

4.2.4Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance with the terms thereof) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower's business.

4.2.5Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with any Affiliate of Borrower or any partner, member, or shareholder, as applicable, of Borrower or any Affiliate of Borrower except in the ordinary course of business and on terms and conditions that are fully disclosed to Lender in advance and that are intrinsically fair, commercially reasonable and no less favorable to Borrower than those that would be available on an arm's-length basis with an unrelated third party.

4.2.6Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that would reasonably be expected to result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

4.2.7Assets. Borrower shall not purchase or own any asset or property other than the Property and any asset or property necessary for or incidental to the operation of the Property.

4.2.8No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) with any portion of the Property which may be deemed to constitute personal property, or any other action or procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the real property portion of the Property or any portion thereof.

4.2.9Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days' prior notice.

4.2.10ERISA.
a.Borrower shall not engage in any transaction which would cause any obligation, or any action taken or to be taken, hereunder or under the other Loan Documents (or the exercise by Lender of any of its rights under this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
b.Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one (1) or more of the following circumstances is true:
i.Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
ii.Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by "benefit plan investors" within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or
iii.Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

4.2.11Material Agreements. Borrower shall not, without Lender's prior consent: (a) enter into, surrender or terminate any Material Agreement to which it is a party or to which Borrower or the Property is subject (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement to which it is a party or to which Borrower or the Property is subject, except as provided therein or on an arm's-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party or to which Borrower or the Property is subject in any material respect, except on an arm's-length basis and commercially reasonable terms.

4.2.12Change of Name, Identity, or Structure. Borrower will not cause or permit any change to be made to its name, identity (including its trade name or names) or corporate, partnership or other organizational structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior consent of Lender. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or amendment to financing statement required by Lender to establish or maintain the validity, perfection and priority of the security interests granted by the Loan Documents. At Lender's request, Borrower shall execute a certificate in form satisfactory to Lender listing each trade name under which Borrower operates or intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

4.2.13Special Purpose. Without in any way limiting the provisions of this Article IV, Borrower shall not take or permit any action that would result in Borrower or Guarantor not being in compliance with the representations, warranties and covenants set forth in Section 3.1.25.

4.2.14Prohibited Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Prohibited Person, with the result that the Loan made by Lender would be in violation of law, (b) no Prohibited Person shall have any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the Loan would be in violation of law, and (c) none of the funds of Borrower or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the Loan would be in violation of law.

V.INSURANCE, CASUALTY, AND CONDEMNATION.

5.1Insurance.

5.1.1Insurance Policies.

a.Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:
i.comprehensive all risk insurance (including wind and named storms) on the Improvements and the personal property at the Property (A) in an amount equal to one hundred percent (100%) of the "full replacement cost" of the Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Twenty-Five Thousand and No/100 Dollars ($25,000) (or such greater amount approved by Lender in writing) for all such insurance coverage; and (D) containing "law and ordinance" coverage if any of the Improvements or the use of the Property shall at any time constitute a legal non-conforming structure or use. In addition, Borrower shall obtain: (1) if any portion of the Improvements is currently or at any time in the future located in a federally designated "special flood hazard area," flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and (2) if the Property is located in an area with a high degree of seismic activity, earthquake insurance in amounts and in form and substance satisfactory to Lender, provided that the insurance pursuant to clauses (1) and (2) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 5.1.1(a)(i).
ii.broad form commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon or in the Property, such insurance (A) to be on the so-called "occurrence" form with an occurrence limit of not less than One Million and No/100 Dollars ($1,000,000) and an aggregate limit of not less than Two Million and No/100 Dollars ($2,000,000); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an "if any" basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Security Instrument to the extent the same is available;
iii.business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by insurance pursuant to Sections 5.1.1(a)(i), (iv), (vi), (xi) and (xii) for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period from the date of loss to a date (assuming total destruction) which is eighteen (18) months from the date that the Property is repaired or replaced and operations are resumed; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 180 days from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower's reasonable estimate of the gross income from the Property for the succeeding twenty-four (24) month period. All proceeds payable to Lender pursuant to this Section 5.1.1(a)(iii) shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligation to pay the Debt at the time and in the manner provided for in this Agreement, the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
iv.at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to construction, repair and alteration at the Property not covered by or under the terms or provisions of the commercial general liability insurance and umbrella liability insurance policies required under this Section 5.1.1(a)(iv); and (B) the insurance provided for in Section 5.1.1(a)(i) above written in a so-called builder's risk completed value form in amounts and with deductibles, terms and conditions required by Lender (1) on a non-reporting basis, (2) covering all risks required to be insured against pursuant to Section 5.1.1(a)(i), (iii), (vi), (xi) and (xii), (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
v.workers' compensation, subject to the statutory limits of the state in which the Property is located, and employer's liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000) for disease aggregate in respect of any work or operations on the Property, or in connection with the Property or its operation (if applicable);

vi.comprehensive boiler and machinery insurance in amounts reasonably required by Lender and on terms consistent with the insurance required under Section 5.1.1(a)(i) above (if applicable);
vii.umbrella liability insurance in addition to primary coverage in an amount not less than $2,000,000 per occurrence on terms consistent with the insurance required under Section 5.1.1(a)(ii) and (viii);
viii.motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000) (if applicable);
ix.liquor liability insurance or other liability insurance required in connection with the sale of alcoholic beverages (if applicable);
x.insurance against employee dishonesty in an amount required by Lender and with a deductible not greater than Twenty-Five Thousand and No/100 Dollars ($25,000) (if applicable);
xi.with respect to commercial property, general liability, business income, and umbrella liability insurance required under this Section 5.1.1(a), the policy or endorsement providing for such insurance shall be in form and substance satisfactory to Lender; and
xii.upon sixty (60) days' notice, such other insurance and in such amounts as Lender may, from time to time, reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.
b.All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (each individually, a "Policy" and collectively, the "Policies") and, to the extent not specified above, shall be subject to the approval of Lender as to insurers, amounts, deductibles, loss payees and insureds, such approval not to be unreasonably withheld, delayed or conditioned. Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon Lender's request, certified copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the "Insurance Premiums") shall be delivered by Borrower to Lender.
c.Any blanket insurance Policy shall be subject to Lender's approval, which approval shall be conditioned upon, among other things, evidence satisfactory to Lender that such Policy provides the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a).
d.All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall be primary coverage and, except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as a named insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and, in the case of property insurance (including, but not limited to, flood, earthquake, boiler and machinery, and terrorism insurance), shall name Lender and its successors and/or assigns, as their interests may appear, as mortgagee pursuant to a non‑contributing mortgagee clause (or its equivalent) in favor of Lender and its successors and/or assigns providing that the loss thereunder shall be payable to Lender and its successors and/or assigns. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Borrower or Lender to collect any proceeds under any of the Policies.
e.All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (viii), shall contain clauses or endorsements to the effect that:
i.no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

ii.the Policy shall not be canceled or permitted to lapse without at least thirty (30) days' written notice to Lender and any other party named therein as an additional insured and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) days' written notice;
iii.Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and
iv.the issuers thereof shall give written notice to Lender if the Policies have not been renewed fifteen (15) days prior to its expiration.
f.If, within three Business Days after requesting the same from Borrower, Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all costs and expenses (including any Insurance Premiums) incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand with interest at the Default Rate from the date such costs and expenses were incurred to and including the date the reimbursement payment is received by Lender. All such indebtedness shall be secured by the Security Instrument.
g.In the event of foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in Lender, the purchaser at such foreclosure or the transferee in the event of such other transfer of title.

5.1.2Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and approved by Lender, such approval not to be unreasonably withheld, delayed or conditioned.

5.2Casualty and Condemnation.

5.2.1Casualty. If the Property shall sustain a material Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the Restoration of the Property in accordance with Section 5.3 hereof. Borrower shall pay all costs and expenses of such Restoration whether or not such costs and expenses are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss and the applicable Net Proceeds are less than the Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and remains outstanding and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss or the applicable Net Proceeds is equal to or greater than the Restoration Threshold or if an Event of Default has occurred and remains outstanding, Borrower may settle and adjust such claim only with the prior consent of Lender (which consent shall not be unreasonably withheld, delayed or conditioned) and Lender shall have the opportunity to participate, at Borrower's cost and expense, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for in this Agreement, the Note and the other Loan Documents.

5.2.2Condemnation. Borrower shall give Lender prompt notice of any actual or threatened (to the extent Borrower has knowledge thereof) Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all notices or papers served in connection with such Condemnation or related proceedings. Borrower may settle and compromise any

Condemnation only with the prior consent of Lender (which consent shall not be unreasonably withheld, delayed or conditioned) and Lender shall have the opportunity to participate, at Borrower's cost and expense, in any applicable litigation or proceeding and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its cost and expense, diligently prosecute any such litigations or proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such litigations or proceedings. Lender is hereby irrevocably appointed as Borrower's attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any Condemnation. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for in this Agreement, the Note and the other Loan Documents. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute to completion the Restoration of the Property and otherwise comply with the provisions of Section 5.3 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award or a portion thereof sufficient to pay the Debt in full.

5.2.3Casualty Proceeds. Notwithstanding the last sentence of Section 5.1.1(a)(iii) above, and provided that no Event of Default has occurred and remains outstanding, proceeds received by Lender on account of business or rental interruption or other loss of income insurance specified in Section 5.1.1(a)(iii) above with respect to any Casualty shall be deposited by Lender to Borrower (in installments from time to time, if applicable) to the extent such proceeds (or a portion thereof) reflects a replacement for lost Rents for the relevant period, as determined by Lender in good faith. All other such proceeds shall be held by Lender and disbursed in accordance with Section 5.3 hereof.

5.3Delivery of Net Proceeds.

5.3.1Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs and expenses to complete the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt; provided that all of the conditions set forth in Section 5.3.2(a) hereof are met and Borrower delivers a written undertaking to commence and complete the Restoration in an expeditious and diligent fashion and in accordance with all applicable Legal Requirements. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held by Borrower in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the costs and expenses of Restoration in accordance with the terms hereof.

5.3.2Major Casualty or Condemnation.
a.If a Casualty or Condemnation has occurred to the Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs and expenses to complete the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions is satisfied:
i.no Event of Default shall have occurred and remain outstanding;
ii.(A) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an

Award, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;
iii.Leases requiring payment of annual rent equal to not less than eighty percent (80%) of the Gross Income received by Borrower during the twelve (12) month period immediately preceding the Casualty or Condemnation and all Major Leases shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation;
iv.Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after the occurrence of such Casualty or Condemnation) and shall diligently pursue the same to satisfactory completion;
v.Lender shall be satisfied that any operating deficits and all scheduled payments under this Agreement and the other Loan Documents (including scheduled payments of principal and interest) will be paid during the period required for Restoration from (A) the Net Proceeds, (B) the Insurance Proceeds of the business or rental interruption or other loss of income insurance specified in Section 5.1.1(a)(iii) hereof or (C) other funds of Borrower;
vi.Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date that is six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Lease, (C) the date, if any, required under the applicable Legal Requirements for such completion, or (D) 30 days prior to the expiration of the insurance coverage specified in Section 5.1.1(a)(iii) hereof;
vii.the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
viii.the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
ix.such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;
x.Reserved;
xi.after giving effect to such Restoration, the pro forma Debt Service Coverage Ratio for the twelve (12) full calendar months immediately following such Restoration shall not be less than the Debt Service Coverage Ratio for the twelve (12) full calendar months immediately preceding such Casualty or Condemnation;
xii.Lender shall be satisfied that, upon the completion of the Restoration, the Loan-to-Value Ratio shall be not greater than 60 percent;
xiii.Borrower shall deliver, or cause to be delivered, to Lender a signed, detailed budget approved in writing by Borrower's architect or engineer stating all of the costs and expenses of completing the Restoration, which budget shall be acceptable to Lender; and
xiv.the Net Proceeds, together with any cash or cash equivalent deposited by Borrower with Lender, are sufficient, in Lender's reasonable judgment, to pay for all costs and expenses of the Restoration in full.
b.The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Obligations. The Net Proceeds (including all interest earned thereon) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (i) all requirements set forth in Section 5.3.2(a) have been satisfied, (ii) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (iii) there exist no notices of pendency, stop orders, mechanic's or materialman's liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded by a surety company acceptable to Lender, to the satisfaction of Lender and discharged of record or, in the alternative, fully insured to the satisfaction of Lender by the title insurance company issuing the Title Insurance Policy.
c.All plans and specifications in connection with the Restoration shall be subject to the prior approval of Lender and an independent architect or engineer selected by Lender (the "Casualty Consultant"). The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements so that, upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the Casualty or Condemnation, as applicable (it being understood, however, that (i) Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty or Condemnation, as applicable, and (ii) in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation; provided that the Property shall be restored, to the extent reasonably practicable, to be of at least equal value and of substantially the same character as prior to the Casualty or Condemnation, as applicable). Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable Legal Requirements. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the prior approval of Lender and the Casualty Consultant. All costs and expense incurred by Lender in connection with recovering, holding, and disbursing the Net Proceeds for the Restoration (including, without limitation, reasonable attorneys' fees and expenses and the Casualty Consultant's fees and disbursements) shall be paid by Borrower.
d.In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs and expenses actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term "Casualty Retainage" shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs and expenses actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2 and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all applicable Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs and expenses of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor's, subcontractor's or materialman's contract, (ii) such contractor, subcontractor or materialman delivers lien waivers and evidence of payment in full of all sums due to such contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title insurance company issuing the Title Insurance Policy, and (iii) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Security Instrument and evidence of payment of any premium payable in connection with such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the applicable contractor, subcontractor or materialman.

e.Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than twice every calendar month.
f.If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs and expenses which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the "Net Proceeds Deficiency") with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs and expenses actually incurred in connection with the Restoration on the same terms and conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Obligations.
g.The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after (i) the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2 and (ii) the receipt by Lender of evidence satisfactory to Lender that all costs and expenses incurred in connection with the Restoration have been paid in full shall be remitted by Lender to Borrower, provided that no Event of Default has occurred and remains outstanding; provided, however, that, in the case of a Condemnation, the amount returned to Borrower in accordance with this Section 5.3.2(g) shall not exceed the amount of the Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in Section 5.3.2(h) hereof.
h.All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) hereof may be retained and applied by Lender toward the payment of the Debt, whether or not then due and payable, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve in its sole discretion.

VI.RESERVE FUNDS.

6.1Debt Service Reserve Funds.

6.1.1Deposit of Debt Service Reserve Funds.

a.On the Closing Date, Borrower shall deposit with Lender $1,085,802.10. Amounts deposited pursuant to this Section 6.1.1 are referred to herein as the "Debt Service Reserve Funds" and the account in which such amounts are held by Lender shall hereinafter be referred to as the "Debt Service Reserve Account."
b.Following the release of the Debt Service Reserve Funds from the Debt Service Reserve Account pursuant to Section 6.1.2(a), if and whenever, from time to time, the EBITDA of Guarantor falls below the Required Minimum EBITDA, then Borrower or Guarantor shall within one hundred (100) days of receipt of written notice from Lender deposit with Lender into the Debt Service Reserve Account new funds in an amount equal to six (6) months of Debt Service and, thereafter, so long as the EBITDA of Guarantor remains below the Required Minimum EBITDA, maintain with Lender in the Debt Service Reserve Account funds in an amount equal to six (6) months of Debt Service. Thereafter, if the EBITDA of Guarantor is equal to or greater than the Required Minimum EBITDA for a Fiscal Year, any Debt Service Reserve remaining shall be returned to Borrower (it being understood that new Debt Service Reserve Funds may again be required at a later time if the provisions of this Section 6.1.1(b) then apply).

6.1.2Release of Debt Service Reserve Funds.
a.Following the end of the Fiscal Year ending on or about March 31, 2019, upon the written request of Borrower, Lender shall disburse the Debt Service Reserve Funds to Borrower provided that (i) the EBITDA for Guarantor for the immediately preceding two (2) Fiscal Years was equal to or greater than Required Minimum EBITDA, (ii) no more than two (2), non-consecutive fiscal quarters during such period of calculation resulted in a negative EBITDA for Guarantor, and (iii) Lender has satisfactorily reviewed Guarantor's audited financial statements for such previous two (2) Fiscal Years. Any Debt Service Reserve remaining after the Debt has been paid in full shall be returned to Borrower.
b.All costs and expenses incurred by Lender in connection with holding and disbursing the Debt Service Reserve Funds (including, without limitation, the costs and expenses of the inspections, if any, required hereunder) shall be paid by Borrower.

6.2Tax Funds.
6.2.1Deposits of Tax Funds. In the event Borrower at any time during the Term fails to pay Taxes prior to such Taxes becoming delinquent, Lender may by notice to Borrower elect to require Borrower to maintain Reserve Funds for Taxes. If Lender so elects, on each Monthly Payment Date, Borrower shall deposit with Lender an amount equal to one-twelfth (1/12) of the Taxes (the "Monthly Tax Deposit") that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates. Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the "Tax Funds" and the account in which such amounts are held by Lender shall hereinafter be referred to as the "Tax Account." If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes at least thirty (30) days prior to the respective due dates, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any such deficiency after the date that is thirty (30) days prior to the date that Taxes are due, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice.

6.2.2Release of Tax Funds.
a.Lender will apply the Tax Funds to payments of Taxes required to be made by Borrower pursuant to Section 4.1.2 hereof and under the Security Instrument. Borrower shall furnish Lender with all bills, statements and estimates for Taxes at least thirty (30) days prior to the date on which such Taxes first become payable or as soon thereafter as such bills, statements, and estimates are received by Borrower. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining after the Debt has been paid in full shall be returned to Borrower.
b.All costs and expenses incurred by Lender in connection with holding and disbursing the Tax Funds (including, without limitation, the costs and expenses of the inspections, if any, required hereunder) shall be paid by Borrower.

6.3Insurance Funds.

6.3.1Deposits of Insurance Funds. In the event at any time during the Term Borrower fails to pay Insurance Premiums or maintain insurance as required by this Agreement, Lender may by notice to Borrower elect to require Borrower to maintain Reserve Funds for Insurance Premiums. If Lender so elects, Borrower shall deposit with Lender an amount equal to one-twelfth (1/12) of the Insurance Premiums (the "Monthly Insurance Deposit") that Lender estimates will be payable for the renewal of the coverages afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the "Insurance Funds" and the account in which such amounts are held by Lender shall hereinafter be referred to as the "Insurance Account." If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies; provided that if Borrower receives notice of any such deficiency after the date that is thirty (30) days prior to expiration of the Policies, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice.

6.3.2Release of Insurance Funds.
a.Lender will apply the Insurance Funds to payments of Insurance Premiums for the Policies required to be maintained by Borrower pursuant to Section 5.1.1 hereof. Borrower shall furnish Lender with all bills, invoices and statements for Insurance Premiums at least thirty (30) days prior to the date on which such Insurance Premiums first become payable. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, invoice or statement procured from the insurance company or its agent, without inquiry into the accuracy of such bill, invoice or statement. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining after the Debt has been paid in full shall be returned to Borrower.
b.All costs and expenses incurred by Lender in connection with holding and disbursing the Insurance Funds (including, without limitation, the costs and expenses of the inspections, if any, required hereunder) shall be paid by Borrower.

6.4Reserve Funds.

6.4.1Security Interest. Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited in the Reserve Funds as additional security for the performance of the Obligations. Until expended or applied as provided in this Agreement, the Reserve Funds shall constitute additional security for the performance of the Obligations. Lender shall have no obligation to release any of the Reserve Funds while any Default or Event of Default has occurred and remains outstanding. Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Reserve Funds to the payment of the Debt in any order, proportion and priority as Lender may determine in its sole and absolute discretion. Borrower shall not further pledge, assign or grant any security interest in any Reserve Fund or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

6.4.2Reserve Funds Generally. The Reserve Funds shall be held in Borrower's name (and at Borrower's sole risk) and shall be under the control of Lender but shall not be commingled with Lender's own funds. Borrower may direct that the Reserve Funds be invested in investment products made available by Lender in its sole discretion. Lender shall not be liable for any loss sustained on the investment of any funds constituting Reserve Funds. Borrower shall deposit with Lender an amount equal to the actual losses sustained on the investment of any funds constituting Reserve Funds within five (5) Business Days of Lender’s notice. All interest on Reserve Funds shall be paid to Borrower and not retained in the Debt Service Reserve Account.

6.4.3Indemnity. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including reasonable attorneys' fees and expenses) arising from or in any way connected with the Reserve Funds, other than Lender's investment or use thereof, or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid or reimbursed from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains outstanding.

VII.TRANSFERS.

7.1Transferring, Conveying, or Encumbering the Land, Equipment, Improvements or Interests in Borrower; Change of Control.

i.Borrower may not voluntarily, involuntarily or by operation of law agree to, cause, suffer or permit any of the following (each a "Transfer"), without, in each instance, the prior written consent of Lender: (i) any sale, transfer, lease or conveyance of any interest of Borrower, legal or equitable, in the Land or the Improvements (other than fixtures), or any sale, transfer, lease or conveyance of any interest of Borrower, legal or equitable, of fixtures outside of Borrower's ordinary course of business; (ii) any change in the ownership in Borrower or Guarantor, any addition to, withdrawal of or other change in the members or shareholders, in Borrower or Guarantor, or any sale or transfer of, or other change in the ownership of, any interest in Borrower or Guarantor; or (iii) any mortgage, pledge, encumbrance or Liens to be outstanding against the Land, the Improvements or the Equipment or any portion thereof, or any security interest to exist therein, except (A) as created by the Security Instrument and the other Loan Documents which secure the Note, (B) Permitted Encumbrances, (C) Leases approved by Lender in accordance with Section 4.1.10, and (D) so long as Guarantor remains a publicly traded company with shares traded on a nationally recognized stock exchange, sales, transfers and other conveyances of direct and indirect interests in Guarantor.  Consent by Lender to one transfer will not be deemed to be a waiver of the right to require consent to future or successive transfers.

ii.No transfer, conveyance, lease, sale or other disposition will relieve Borrower from personal liability for its obligations hereunder or under the Note, whether or not the transferee assumes the Security Instrument. Lender may, without notice to Borrower, deal with any successor owner of all or any portion of the Land, the Improvements or the Equipment in the same manner as with Borrower, without in any way discharging the liability of Borrower hereunder or under the Note.

VIII.SALE OF LOAN AND PARTICIPATIONS.

8.1Sale of Loan and Participations. Borrower agrees that Lender may elect, at any time and from time to time, both before and after the occurrence of an Event of Default, to sell, assign or encumber all or a portion of the Loan and the Loan Documents, or grant, sell, assign or encumber participations in all or any portion of its rights and obligations under the Loan and the Loan Documents (any such grant, sale, assignment, encumbrance or participation a "Secondary Market Transaction"), and that any such Secondary Market Transaction may be to one or more financial institutions, private investors, and/or other entities of any type and any nature, irrespective of the financial status of the entity, at Lender's discretion, without any notice to or consent from Borrower. Borrower further agrees that Lender may, without any notice to or consent from Borrower, disseminate to any such actual or potential purchaser(s), assignee(s), lender(s) or participant(s) all documents and information (including all financial information) which has been or is hereafter provided to or known to Lender with respect to: (a) the Property, including the Improvements, and its operation; (b) any party connected with the Loan (including Borrower, any partner of Borrower, any constituent partner or member of Borrower and any Guarantor); and/or (c) any lending relationship other than the Loan which Lender may have with any party connected with the Loan. In the event of any such Secondary Market Transaction, Lender and the parties to such transaction will share in the rights and obligations of Lender as set forth in the Loan Documents only as and to the extent they agree among themselves. In connection with any such Secondary Market Transaction, Borrower further agrees that the Loan Documents will be sufficient evidence of the obligations of Borrower to each purchaser, assignee, lender or participant, and upon written request by Lender, Borrower will enter into such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such Secondary Market Transaction. The indemnity obligations of Borrower under the Loan Documents (including under Section 10.13) will also apply with respect to any purchaser, assignee, lender or participant. Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 8.1, Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank or a Federal Home Loan Bank; provided that no such pledge or assignment will release Lender from its obligations thereunder. In the event Lender sells or assigns the Loan and the Loan Documents, Lender will endeavor to give Borrower notice thereof (without liability for failure to so deliver such notice).

8.2Component Notes. Without in any way limiting Lender's other rights under this Agreement or any other Loan Document (including Lender's rights under the immediately preceding paragraph), Lender shall have the right, at any time and in its sole and absolute discretion, to require Borrower to execute and deliver new component notes to replace the Note or modify the Note to reflect multiple components of or participations in the Loan, which notes may be paid in such order of priority as may be designated by Lender, provided that (a) the aggregate principal amount of such component notes shall, on the date created, equal the Outstanding Principal Balance immediately prior to the creation of such component notes, (b) the weighted average interest rate of all such component notes shall, on the date created, equal the interest rate which was applicable to the Loan immediately prior to the creation of such component notes, and (c) the scheduled debt service payments on all such component notes shall, on the date created, equal the scheduled debt service payments under the Loan immediately prior to the creation of such component notes. Borrower, at its cost and expense, shall cooperate with all reasonable requests of Lender in order to establish the component notes and shall execute and deliver, and cause to be executed and delivered, such documents as shall reasonably be required by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender (including, without limitation, the severance of security documents). Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to establish the component notes as described in this Section 8.2, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender's intent to exercise its rights under such power. Borrower shall pay all costs and expenses in connection with the creation of the component notes and all requirements relating thereto.

IX.DEFAULTS.
9.1Event of Default.
a.Each of the following events shall constitute an event of default hereunder (an "Event of Default"):
i.if any monthly Debt Service or any monthly deposit of Reserve Funds is not paid when due and such failure continues for three Business Days or the payment due on the Maturity Date is not paid when due;
ii.if any of the Taxes or Other Charges are not paid when due and such failure continues for ten Business Days after the earlier of knowledge of Borrower thereof or written notice from Lender;
iii.if the Policies required hereunder are not kept in full force and effect;
iv.if Borrower commits, permits or suffers a Transfer in violation of the provisions of this Agreement or Article 6 of the Security Instrument;
v.if any certification, representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement, or document furnished to Lender shall have been false or misleading in any material respect as of the date such certification, representation or warranty was made;
vi.(A) if Borrower or Guarantor shall make an assignment for the benefit of creditors or (B) upon the declaration by Lender that the same constitutes an Event of Default (which declaration may be made by Lender in its sole and absolute discretion), if Guarantor shall make an assignment for the benefit of creditors;
vii.(A) if Borrower or Guarantor fails or admits its inability to pay debts generally as they become due or (B) upon the declaration by Lender that the same constitutes an Event of Default (which declaration may be made by Lender in its sole and absolute discretion), if Guarantor fails or admits its inability to pay debts generally as they become due;
viii.(A) if a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor or if Borrower or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days, or (B) upon the declaration by Lender that the same constitutes an Event of Default (which declaration may be made by Lender in its sole and absolute discretion), if a receiver, liquidator or trustee shall be appointed for Guarantor or if Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor, or if any proceeding for the dissolution or liquidation of Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days or if an order for relief is entered;
ix.if Borrower or Guarantor attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
x.if Borrower shall be in default beyond any applicable cure periods under any agreement (other than the Loan Documents) creating a Lien on the Property or any part thereof and the holder of such Lien commences enforcement proceedings in respect thereof;

xi.with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
xii.if Borrower shall continue to be in Default under any of the terms, covenants or provisions set forth in Section 8.1 hereof, or fails to cooperate with Lender in connection with a Secondary Market Transaction in accordance with the terms, covenants and provisions set forth in Section 8.1 hereof, for five (5) Business Days after notice to Borrower from Lender;
xiii.if there occurs a payment default or other event of default under the Loan and Security Agreement dated March 15, 2015, between Silicon Valley Bank, as lender and Guarantor, as borrower, as the same may hereafter be amended, restated, or replaced, and, after the expiration of any notice or cure periods provided for thereunder, Silicon Valley Bank accelerates the repayment of Guarantor’s indebtedness and terminates its commitments to lend to Guarantor thereunder;
xiv.if Borrower breaches any representation, warranty or covenant contained in Section 3.1.25 hereof;
xv.if Borrower or Guarantor is in material default under the Major Lease or the Major Lease is terminated or modified without the prior written consent of Lender;
xvi.if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in clauses (i) to (xv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non‑monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days; or
xvii.if there shall be Default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such Default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

b.Upon the occurrence of an Event of Default (other than an Event of Default described in Section 9.1(a)(vi), (vii), or (viii) above) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without further notice than is required hereunder or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, by written notice to Borrower, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 9.1(a)(vi), (vii), or (viii) above, the Debt shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

9.2Remedies.
a.Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any portion of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or initiated or taken other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole and absolute discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that, if an Event of Default has occurred and remains outstanding, (i) Lender is not subject to any "one action" or "election of remedies" law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its rights and remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Debt has been paid in full.
b.With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any order, proportion or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its sole and absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole and absolute discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.
c.Upon the occurrence of an Event of Default (but without limiting Lender's rights under Section 8.1 hereof), Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (collectively, the "Severed Loan Documents") in such denominations and priority as Lender shall determine in its sole and absolute discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender's intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and other matters and documentation in connection therewith. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
d.Any amounts recovered from the Property or any other collateral for the Loan after the occurrence of an Event of Default may be applied by Lender toward the payment of any principal and/

or interest of the Loan and/or any other amounts due under the Loan Documents in such order, proportion and priority as Lender in its sole and absolute discretion shall determine.

9.3Right to Cure Defaults. Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or under the other Loan Documents or being deemed to have cured any Event of Default, make, do or perform any obligation of Borrower hereunder or under the other Loan Documents in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes. All costs and expenses incurred by Lender in remedying or attempting to remedy such Event of Default or such other breach or default by Borrower or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate from the date such costs and expenses were incurred to the date reimbursement payment is received by Lender. All such costs and expenses incurred by Lender, together with interest thereon calculated at the Default Rate, shall be deemed to constitute a portion of the Obligations, shall be secured by the liens and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

9.4Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender's rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender's sole and absolute discretion. No delay or omission to exercise any right, power or remedy accruing upon an Event of Default shall impair any such right, power or remedy or shall be construed as a waiver thereof, but any such right, power or remedy may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any right, power or remedy consequent thereon.

X.MISCELLANEOUS.

10.1Successors and Assigns. This Agreement and all agreements, covenants, representations and warranties in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

10.2Lender's Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

10.3Governing Law; Waiver of Jury Trial; Jurisdiction. IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OREGON, APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER

JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON, AND ANY LAWS OF THE UNITED STATES OF AMERICA APPLICABLE TO NATIONAL BANKS.
TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND BANK HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION RELATING TO THE LOAN AND/OR THE LOAN DOCUMENTS. BORROWER, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, (A) SUBMITS TO PERSONAL JURISDICTION IN THE STATE OF OREGON OVER ANY SUIT, ACTION OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT, (B) AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF OREGON, (C) SUBMITS TO THE JURISDICTION AND VENUE OF SUCH COURTS AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT, AND (D) AGREES THAT IT WILL NOT BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM (BUT NOTHING HEREIN WILL AFFECT THE RIGHT OF BANK TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM). BORROWER FURTHER CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO BORROWER AT THE ADDRESSES FOR NOTICES DESCRIBED IN THIS AGREEMENT, AND CONSENTS AND AGREES THAT SUCH SERVICE WILL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN WILL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).
10.4Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

10.5Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement in, or exercising any right, power, remedy or privilege under, this Agreement or any other Loan Document shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

10.6Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a "Notice") required, permitted, or desired to be given hereunder shall be in writing (a) sent by telefax (with answer back acknowledged), (b) sent by registered or certified mail, postage prepaid, return receipt requested, (c) delivered by hand or (d) delivered by reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (i) if sent by telefax, on the date of sending the telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (ii) if sent by registered or certified mail, on the date of delivery or the date of the first attempted delivery, in either case on a Business Day (otherwise on the next Business Day), (iii) if delivered by hand, on the date of delivery if delivered during business hours on a Business Day (otherwise on the next Business Day), and (iv) if sent by an overnight commercial courier, on the next Business Day, in each case addressed to the parties as follows:
If to Lender:
First Technology Federal Credit Union
3555 SW 153rd Avenue
Beaverton, Oregon 97003
Attention: ___________________
Facsimile No.: ___________________
If to Borrower:
ESI Leasing, LLC
13900 NW Science Park Drive
Portland, Oregon 97229
Attention: Legal Department
Facsimile No.: 503-671-5698
10.7Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

10.8Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.9Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations. To the extent Borrower makes any payment to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or a portion thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

10.10Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to the applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

10.11Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower's sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender or its agent has acted reasonably shall be determined by an action seeking declaratory judgment.

10.12Expenses; Indemnity.
a.Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred by Lender in connection with (i) Borrower's ongoing performance of and compliance with Borrower's agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender's ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, any other Loan Document, the Property, or any other security given for the Loan; (vi) enforcing any obligations of, or collecting any payments due from, Borrower or Guarantor under this Agreement or the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work‑out" or of any insolvency or bankruptcy proceedings; and (vii) securing Borrower's compliance with any requests made by Lender pursuant to the provisions of this Agreement, including Section 8.1 hereof; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.
b.Borrower shall indemnify, defend and hold harmless Lender Indemnitees from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of counsel for any Lender Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Lender Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Lender Indemnitee in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) any misstatement or omission in any report, certificate, financial statement, other agreement, instrument or document or other materials or information provided by or on behalf of Borrower pursuant to this Agreement or any other Loan Document or in connection with the Loan, or (iii) the use or intended use of the proceeds of the Loan (collectively, the "Indemnified Liabilities"); provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of an Lender Indemnitee. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.

10.13Offsets, Counterclaims and Defenses. Any assignee of Lender's interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

10.14No Joint Venture or Partnership. Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

10.15Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media which refers to the Loan, the Loan Documents or Lender or any of its Affiliates shall be subject to the prior approval of Lender; provided, however, that Guarantor may disclose information related to the Loan Documents, the Lender and its Affiliates without Lender's prior written approval to the extent reasonably necessary to meet its obligations under applicable law, including without limitation, the Exchange Act and rules and regulations adopted pursuant thereto. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender's own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender's participation therein in the Loan.

10.16Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower's partners, members and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

10.17Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by

Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

10.18Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges and agrees that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any legal, beneficial or economic interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender's exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

10.19Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than National Mortgage Co. Borrower shall indemnify, defend and hold Lender harmless from and against any and all liabilities, obligations, losses, damages, claims, costs and expenses of any kind (including Lender's attorneys' fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Debt.

10.20Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

10.21Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Security Instrument or any of the other Loan Documents, Lender may at any time grant a security interest in all or any portion of its rights under this Agreement, the Note, the Security Instrument or any of the other Loan Documents (including, without limitation, the payments owing to it) (a) to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or to the central reserve bank or similar authority of any other country to secure any obligation of Lender or its Affiliates to such bank or similar authority or (b) to secure any borrowing by Lender or its Affiliates from any company that purchases or funds financial assets by issuing commercial paper.

10.22Set-Off. In addition to any other rights and remedies of Lender provided by the Loan Documents and by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder or under the other Loan Documents (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate of Lender to or for the credit or the account of Borrower. Lender agrees to promptly notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.23Approvals; Third Parties; Conditions.
a.All approval rights retained or exercised by Lender with respect to any Leases, contracts, plans, studies and other matters are solely to facilitate Lender's credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person.
b.This Agreement and the other Loan Documents are for the sole and exclusive use of Borrower and Lender and may not be enforced, nor relied upon, by any other Person. Nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon any Person other than Borrower and Lender any right to insist upon or to enforce the performance or observance of any of the terms, covenants and conditions contained herein or therein. All conditions to the obligations of Lender hereunder or under the other Loan Documents are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make the Loan (or, if applicable, make any advances) or otherwise perform or satisfy such obligations in the absence of strict compliance with any or all of such conditions and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender at any time in Lender's sole and absolute discretion.

10.24Limitation on Liability of Lender's Officers, Employees, Etc. Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Lender's interest in the Property only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, any other asset or property of Lender or the asset or property of any of Lender's shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

10.25Oregon Statutory Warning. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY A LENDER CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S PRINCIPAL RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY LENDER TO BE ENFORCEABLE.
[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER: FIRST TECHNOLOGY FEDERAL CREDIT UNION, a federally chartered credit union By: Name: Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS]

BORROWER: ESI LEASING, LLC, an Oregon limited liability company By: Paul R. Oldham, Manager